Exhibit 10.15

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

DATED: DECEMBER 14, 2004

$60,000,000

by and among

THE LENDERS NAMED HEREIN,

as Lenders

and

FLEET CAPITAL CORPORATION,

as Agent and a Lender

and

HOME PRODUCTS INTERNATIONAL–NORTH AMERICA, INC.,

as Borrower

ii

Page
12.14 GOVERNING LAW; CONSENT TO FORUM	52
12.15 WAIVERS BY BORROWER	53
12.16 Advertisement	53
12.17 No Novation	53

iii

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

     THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made this 14th day of December, 2004, by and among HOME PRODUCTS INTERNATIONAL–NORTH AMERICA, INC. (“Borrower”), a Delaware corporation with its chief executive office and principal place of business at 4501 West 47th Street, Chicago, Illinois 60632; the lenders who are signatories hereto (“Lenders”); and FLEET CAPITAL CORPORATION (“FCC”), a Rhode Island corporation with an office at One South Wacker Drive, Suite 3400, Chicago, Illinois 60606, as agent for Lenders hereunder (FCC, in such capacity, being “Agent”). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

     WHEREAS, Borrower, Agent and the Lender signatories thereto hereto entered into that certain Loan and Security Agreement dated October 31, 2001 (said Loan and Security Agreement, as amended from time to time, the “Original Loan Agreement”); and

     WHEREAS, Borrower, Agent and Lenders desire to amend and restate the Original Loan Agreement as provided herein;

     NOW, THEREFORE, in consideration of the following terms and conditions, the parties agreed as follows:

SECTION 1. CREDIT FACILITY.

     Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to Sixty Million Dollars ($60,000,000) available upon Borrower’s request therefore, as follows:

     1.1 Revolving Credit Loans.

          1.1.1 Loans and Reserves. The aggregate amount of the Revolving Credit Loans to be made by each Lender (such Lender’s “Revolving Credit Loan Commitment”), pursuant to the terms hereof, shall be the amount set below such Lender’s name on the signature pages hereof. The aggregate principal amount of the Revolving Credit Loan Commitments is Sixty Million Dollars ($60,000,000). The percentage equal to the quotient of (x) each Lender’s Revolving Credit Loan Commitment, divided by (y) the aggregate of all Revolving Credit Loan Commitments, is that Lender’s “Revolving Credit Percentage”. Subject to all of the terms and conditions of this Agreement, each Lender agrees, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrower from time to time, as requested by Borrower in the manner set forth in Subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the product of (A) the Borrowing Base at such time minus the LC Amount and reserves, if any, multiplied by (B) such Lender’s Revolving Credit Percentage. Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent shall deem necessary or appropriate, against the amount of Revolving Credit Loans which Borrower may otherwise request under this Subsection 1.1.1, including, without limitation, with respect to: (i) price adjustments, rebates, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrower’s business; (ii) shrinkage, spoilage and obsolescence of Inventory; (iii) slow moving Inventory; (iv) other sums chargeable against Borrower’s Loan Account as Revolving Credit Loans under any section of this Agreement; (v) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of Borrower (other than a Permitted Lien); (vi) amounts owing by Borrower in connection with Product Obligations; and (vii) such other matters, events, conditions or contingencies as to which Agent, in its sole credit judgment, determines reserves should be established from time to time hereunder. In the event that Agent establishes any such reserve, Agent shall notify Borrower of such event and shall discuss with Borrower the facts and circumstances giving rise to the establishment of any such reserve.

          The Revolving Credit Loans shall be evidenced by amended and restated promissory notes to be executed and delivered by Borrower at the time of the Closing Date, the form of which is attached hereto and made a part hereof as Exhibit 1.1.1 (the “Revolving Credit Notes”). Each Revolving Credit Note shall be payable to the order of a Lender and shall represent the obligation of Borrower to pay the amount of such Lender’s Revolving Credit Loan Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by such Lender to Borrower with interest thereon as prescribed in Subsection 2.1.1.

          Insofar as Borrower may request and Lenders may be willing in their sole and absolute discretion to make Revolving Credit Loans to Borrower at a time when the unpaid balance of Revolving Credit Loans plus the LC Amount exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (any such Loan or Loans being herein referred to individually as an “Overadvance” and collectively as “Overadvances”), Agent shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. Any Overadvance to be made by Lenders pursuant to the terms hereof shall be made by Lenders ratably in accordance with their Revolving Credit Percentages. Overadvances in the aggregate amount of Two Million Dollars ($2,000,000) or less may, prior to the occurrence and during the continuation of a Default or Event of Default, be made in the sole and absolute discretion of Agent. Overadvances in an aggregate amount of more than Two Million Dollars ($2,000,000) but less than Three Million Dollars ($3,000,000) may, prior to the occurrence and during continuation of a Default or an Event of Default, be made in the sole and absolute discretion of Required Lenders. Overadvances in an aggregate amount of Three Million Dollars ($3,000,000) or more and Overadvances to be made after the occurrence and during the continuation of a Default or an Event of Default shall require the consent of all Lenders. The forgoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (x) shall any Overadvances be outstanding for more than ninety (90) consecutive days, (y) after all outstanding Overadvances have been repaid, shall Agent or Lenders make any additional Overadvances unless thirty (30) days or more have expired since the last date on which any Overadvances were outstanding or (z) shall Overadvances be outstanding on more than one hundred twenty (120) days within any one hundred eighty day (180) period.

          1.1.2 Use of Proceeds. The Revolving Credit Loans shall be used solely to (i) provide for Borrower’s general operating capital needs in a manner consistent with the provisions of this Agreement, (ii) to provide for the payment of costs and expenses due in connection with the consummation of the Tender Offer, including, without limitation, any severance costs that become due or vested upon the consummation of the Tender Offer so long as the aggregate amount of such costs and expenses to be paid by Borrower from the proceeds of such Revolving Credit Loans do not exceed Eleven Million Dollars ($11,000,000) and (iii) to provide for such other purposes as permitted by this Agreement.

     1.2 Letters of Credit; LC Guaranties.(i) Agent agrees, on behalf of Lenders, for so long as no Default or Event of Default exists and if requested by Borrower, (x) to issue its, or cause to be issued its Affiliate’s Letters of Credit for the account of Borrower or (y) to execute LC Guaranties by which Lenders shall guaranty the payment or performance by Borrower of its reimbursement obligation with respect to Letters of Credit; provided that the aggregate undrawn available amount of all Letters of Credit and LC Guaranties outstanding at any time shall not exceed Eight Million Dollars ($8,000,000). No Letter of Credit or LC Guarantee may have an expiration date that is after the last day of the Original Term, unless, after the expiration of the Original Term, such Letter of Credit or LC Guaranty is cash collateralized or a back-to-back letter of credit is issued to Agent’s satisfaction. Any amounts paid by Agent or any Lender under any LC Guaranty or in connection with any Letter of Credit (x) shall become part of the Obligations, (y) unless paid by Borrower pursuant to Subsection 1.3(iii) below, shall be paid from the proceeds of a Revolving Credit Loan requested pursuant to Subsection 3.1.1 below, to the extent Lenders are required to make Revolving Credit Loans pursuant to the terms hereof and (z) otherwise, shall be payable on demand.

          (ii) Immediately upon the issuance of each Letter of Credit by Agent or its Affiliate or LC Guaranty by Agent or its Affiliate hereunder, each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased from Agent an undivided interest and participation in and to such Letter of Credit or LC Guaranty, the obligations of Borrower in respect thereof and the liability of Agent or its Affiliate thereunder in an amount equal to the maximum amount available for drawing under such Letter of Credit or, in the case of a LC Guaranty, the amount guaranteed thereunder, multiplied by such Lender’s Revolving Credit Percentage. Agent will notify each Lender promptly upon presentation to it of a draw under a Letter of Credit or a demand for payment under a LC Guaranty. On a weekly basis, or more frequently if requested by Agent, each Lender shall make payment to Agent in immediately available funds, of an amount equal to such Lender’s pro rata share of the amount of any payment made by Agent in respect to any Letter of Credit or LC Guaranty. The obligation of each Lender to reimburse Agent under this Section 1.3 shall be unconditional, continuing, irrevocable and absolute, except in respect of indemnity claims arising out of Agent’s willful misconduct. In the event that any Lender fails to make payment to Agent of any amount due under this Section 1.3, Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the Agent for such amount in accordance with this Subsection 1.3(ii).

          (iii) Borrower agrees, unconditionally, irrevocably and absolutely, to pay immediately to Agent, for the account of Lenders, the amount drawn under a Letter of Credit or paid pursuant to a LC Guaranty. If Borrower at any time fails to make such payment in accordance with the terms of this Agreement, Borrower shall be deemed to have elected to borrow from the Lenders on such date Revolving Credit Loans equal in aggregate amount to the amount paid by Agent or the issuing Lender, as the case may be, under such Letter of Credit or LC Guaranty. The provisions of Subsections 1.3(i) and (ii) notwithstanding, in the event that any Lender is prohibited by any Legal Requirement from issuing or participating in any LC Guaranty (or portion thereof), then Agent shall issue such LC Guaranty (or such Lender’s portion thereof) in lieu of such Lender and such Lender shall not be deemed to have a participation therein. In such event, any payments received by Agent pursuant to Subsection 1.3(iii) of the Loan Agreement which would otherwise be paid by Agent to such Lender shall be retained by Agent to reimburse Agent for any amounts paid by Agent in respect to the LC Guaranty (or portion thereof) Agent issued in lieu of such Lender.

SECTION 2. INTEREST, FEES AND CHARGES.

     2.1 Interest.

          2.1.1 Rates of Interest. Interest shall accrue on the Revolving Credit Loans in accordance with the terms hereof and of the Revolving Credit Note. Interest shall accrue on the principal amount of the Base Rate Advances outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin plus the Base Rate. Interest shall accrue on the principal amount of each of the LIBOR Advances outstanding at the end of each day at a fixed rate per annum equal to the Applicable Margin plus the LIBOR for the applicable Interest Period. The rate of interest applicable to Base Rate Advances shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs.

          2.1.2 Default Rate of Interest. At the option of Agent or Required Lenders, upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to two percent (2%) above the interest rate otherwise applicable thereto (the “Default Rate”).

          2.1.3 Maximum Interest. Notwithstanding anything to the contrary set forth in this Section 2.1, if at any time until payment in full of all of the Obligations, the interest rate calculated pursuant to Subsections 2.1.1 or 2.2.2 (the “Stated Rate”) exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Lawful Rate”), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lenders from the making of advances hereunder is equal to the total interest which Lenders would have received had the Stated Rate (but for the operation of this Subsection 2.1.3) been the interest rate payable since the Closing Date. Thereafter, the interest rate payable hereunder shall be the Stated Rate unless and until the Stated Rate again exceeds the Maximum Lawful Rate, in which event this Subsection 2.1.3 shall again apply. In no event shall the total interest received by Lenders pursuant to the terms hereof exceed the amount which Lenders could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

     2.2 Computation of Interest and Fees. Interest, Letter of Credit and LC Guaranty fees and unused line fees and collection charges hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days.

     2.3 Letter of Credit and LC Guaranty Fees. Borrower shall pay to Agent either for its benefit or the ratable benefit of Lenders, as provided below:

          (i) for standby Letters of Credit and LC Guaranties of standby Letters of Credit, the Applicable Margin per annum of the aggregate undrawn available amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, plus all normal and customary charges associated with the issuance thereof (including, without limitation, a fronting fee in the amount of one-eighth of one percent (?%) of the maximum face amount of the applicable Letter of Credit or LC Guaranty), which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or LC Guaranty, shall be due and payable on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason; and

          (ii) for documentary Letters of Credit and LC Guaranties of documentary Letters of Credit, the Applicable Margin per annum of the aggregate undrawn available amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, plus all normal and customary charges associated with the issuance thereof (including, without limitation, a fronting fee in the amount of one-eighth of one percent (?%) of the maximum face amount of the applicable Letter of Credit or LC Guaranty), which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or LC Guaranty, shall be due and payable on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason; and

          (iii) Normal and customary charges associated with the issuance of Letters of Credit or LC Guaranties (including, without limitation, any fronting fee) shall be paid to Agent for its own benefit. All other amounts paid to Agent pursuant to this Section 2.4 shall be payable to Agent for the ratable benefit of Lenders.

     2.4 Unused Line Fee. Borrower shall pay to Agent for the ratable benefit of Lenders a fee equal to the Applicable Margin per annum of the average monthly amount by which the Maximum Revolving Loan Amount exceeds the sum of the outstanding principal balance of the Revolving Credit Loans plus the LC Amount. The unused line fee shall be payable monthly in arrears on the first day of each calendar month hereafter.

     2.5 Audit and Appraisal Fees. Borrower shall pay to Agent audit fees in accordance with Agent’s current schedule of fees in effect from time to time in connection with audits of the books and records and Properties of Borrower and its Subsidiaries and such other matters as Agent shall deem appropriate in its reasonable credit judgment, plus all reasonable out-of-pocket expenses incurred by Agent in connection with such audits; provided, that so long as no Event of Default has occurred and is continuing, Borrower shall not be liable for such audit fees in excess of $40,000 in any fiscal year, whether such audits are conducted by employees of Agent or by third parties hired by Agent. Additionally, from time to time, Agent may, at Borrower’s expense, obtain appraisals from appraisers (who may be personnel of Agent), stating the then current fair market value of all or any portion of the real estate or personal Property of Borrower or any of its Subsidiaries, including without limitation the Inventory of Borrower and its Subsidiaries; provided, however, that so long as no Event of Default exists and is continuing, Borrower shall not be required to reimburse Agent for the costs of such appraisals in excess of $50,000 in any fiscal year. Such audit fees, appraisal fees and out-of-pocket expenses shall be payable on the first day of the month following the date of issuance by Agent of a request for payment thereof to Borrower. Agent may, in its discretion, provide for the payment of such amounts by making appropriate Revolving Credit Loans to Borrower and charging Borrower’s Loan Account therefor.

     2.6 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, Agent, any Lender or any Participating Lender incurs reasonable legal or accounting expenses or any other costs or out-of-pocket expenses in connection with: (i) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any sale or attempted sale of any interest herein to another Lender or a Participating Lender; (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower’s affairs; (iv) any attempt to enforce any rights of Agent, any Lender or any Participating Lender against Borrower or any other Person which may be obligated to Agent and/or Lenders by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (v) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses, other costs and out of pocket expenses of Agent, any Lender or any Participating Lender shall be charged to Borrower. All amounts chargeable to Borrower under this Section 2.6 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent, such Lender or to such Participating Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Advances from time to time. Borrower shall also reimburse Agent for expenses incurred by Agent in its administration of the Collateral to the extent and in the manner provided in Section 6 hereof; provided that Borrower shall not be required to reimburse Agent or any Lender for costs or expenses in connection with any litigation, contest, dispute, suit, proceeding or action in which Borrower is, pursuant to a final non-appealable order, the prevailing party.

     2.7 Bank Charges. Borrower shall pay to Agent, on demand, any and all fees, costs or expenses which Agent, any Lender or any Participating Lender pays to a bank or other similar institution (including, without limitation, any fees paid by Agent or any Lender to any Participating Lender) arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Agent, any Lender or any Participating Lender, of proceeds of loans made by Lenders to Borrower pursuant to this Agreement and (ii) the depositing for collection, by Agent, any Lender or any Participating Lender, of any check or item of payment received or delivered to Agent, any Lender or any Participating Lender on account of the Obligations.

SECTION 3. LOAN ADMINISTRATION.

     3.1 Manner of Borrowing Revolving Credit Loans. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

          3.1.1 Loan Requests. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give Agent a Notice of Revolving Credit Loan, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation. As an accommodation to Borrower, Agent may permit telephonic requests for loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrower from such authorized persons designated by Borrower from time to time. Unless Borrower specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from Borrower, Agent shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Agent’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by Borrower and Agent shall have no duty to verify the origin of any such communication or the authority of the person sending it, except for any loss or damage resulting from Agent’s gross negligence on willful misconduct. Except as otherwise provided in Subsection 3.1.4, each Revolving Credit Loan shall be made on notice, given not later than 11:00 a.m. (Chicago time) on the Business Day of the proposed Revolving Credit Loan, by Borrower to Agent, which shall give to each Lender prompt written notice thereof by facsimile or e-mail. Each such notice (a “Notice of Revolving Credit Loan”) shall be in writing or by telephone to Agent at (262) 798-4800, confirmed immediately in writing, specifying therein the requested date and amount of such Revolving Credit Loan. Each Lender shall, not later than 2:00 p.m. (Chicago time) on each requested date, wire to a bank designated by Agent the amount of that Lender’s Revolving Credit Percentage of the requested Revolving Credit Loan. Agent shall, before 2:30 p.m. (Chicago time) on the date of the proposed Revolving Credit Loan, subject to the provisions hereof, wire to a bank designated by Borrower and reasonably acceptable to Agent, the amount of such Revolving Credit Loan to the extent received from Lenders. The failure of any Lender to make the Revolving Credit Loan to be made by it shall not relieve any other Lender of its obligation hereunder to make its Revolving Credit Loan. Neither Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, unless otherwise notified by any Lender, Agent, in its sole discretion, may, from its own funds, make a Revolving Credit Loan on behalf of any Lender hereto. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of Revolving Credit Loan so made on its behalf, on a weekly (or more frequent basis as determined by Agent, in its sole discretion) basis and the entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which said Revolving Credit Loan was made by Agent on such Lender’s behalf until Agent is reimbursed by such Lender, shall be paid to Agent.

          If at any time one or more Lenders refuse or fail to make a requested Revolving Credit Loan when all conditions to a Revolving Credit Loan have been satisfied or waived, then Agent may, at its option, but shall have no obligation whatsoever to, purchase all, but not less than all, of the Revolving Credit Notes, held by the Lender(s) who so fail or refuse, and to assume such Lender’s commitments to make Revolving Credit Loans and each such Lender shall be obligated to sell and transfer such Revolving Credit Notes to Agent for a price in cash equal to the principal balance outstanding plus all accrued but unpaid interest thereon plus all accrued but unpaid fees due any such Lender under the terms hereof, and the foregoing provisions of this Section will be applicable to Agent with respect to the Revolving Credit Notes so purchased by it. Any such purchase, however, shall not relieve any such Lender from any breach of contract claims available to Agent and/or Borrower against such Lender as a result of its failure to make any such Revolving Credit Loan.

          3.1.2 Disbursement. Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, pursuant to this Subsection 3.1.2 as follows: (i) the proceeds of each Revolving Credit Loan requested under Subsection 3.1.1(i) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and Agent from time to time or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan requested under Subsection 3.1.1(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation.

          3.1.3 Authorization. Borrower hereby irrevocably authorizes Agent, in Agent’s sole discretion, to advance to Borrower, and to charge to Borrower’s Loan Account hereunder as a Base Rate Advance, a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all reasonable costs, fees and expenses at any time owed by Borrower to Agent and/or any Lender hereunder.

          3.1.4 LIBOR Advances. Notwithstanding the provisions of Subsection 3.1.1, in the event Borrower desires to obtain a LIBOR Advance, Borrower shall give Agent prior, written, irrevocable notice no later than 11:00 a.m. Chicago time on the 3rd Business Day prior to the requested borrowing date specifying (i) Borrower’s election to obtain a LIBOR Advance, (ii) the date of the proposed borrowing (which shall be a Business Day) and (iii) the amount to be borrowed, which amount shall be in a minimum principal amount of One Million Dollars ($1,000,000) and may increase in integral multiples of One Hundred Thousand Dollars ($100,000). In no event shall Borrower be permitted to have outstanding at any one time LIBOR Advances with more than four (4) different Interest Periods.

          3.1.5 Conversion of Base Rate Advances. Provided that no Event of Default has occurred which is then continuing, Borrower may, on any Business Day, convert any Base Rate Advance into a LIBOR Advance. If Borrower desires to convert a Base Rate Advance, Borrower shall give Agent not less than three (3) Business Days’ prior written notice (prior to 11:00 a.m. Chicago Time on such Business Day), specifying the date of such conversion and the amount to be converted. Each conversion into or conversion of a LIBOR Advance shall be in a minimum principal amount of One Million Dollars ($1,000,000) and may increase in integral multiples of One Hundred Thousand Dollars ($100,000) in excess thereof. After giving effect to any conversion of Base Rate Advances to LIBOR Advances, Borrower shall not be permitted to have outstanding at any one time LIBOR Advances with more than four (4) different Interest Periods. Upon the day after Agent receives notice from Borrower electing to obtain a LIBOR Advance, to convert a Base Rate Advance or to continue a LIBOR Advance, Agent shall notify Borrower of the LIBOR applicable to the requested LIBOR Advance.

          3.1.6 Continuation of LIBOR Advances. Borrower shall have the right on three (3) Business Days’ prior irrevocable written notice given to Agent by Borrower (prior to 11:00 a.m. New York City Time on such Business Day), subject to the provisions hereof, to continue any LIBOR Advance into a subsequent Interest Period of the same or a different permitted duration, in each case subject to the satisfaction of the following conditions:

          (i) in the case of a continuation of less than all LIBOR Advances, the LIBOR Advances continued shall each be in a minimum principal amount of One Million Dollars ($1,000,000) and may increase in integral multiples of One Hundred Thousand Dollars ($100,000); and

          (ii) no LIBOR Advance (or portion thereof) may be continued as a LIBOR Advance if an Event of Default has occurred which is then continuing or if, after giving effect to such continuation, Borrower shall have outstanding LIBOR Advances with more than four (4) different Interest Periods.

          If Borrower shall fail to give timely notice of its election to continue any LIBOR Advance or portion thereof as provided above, or if such continuation shall not be permitted, such LIBOR Advance or portion thereof, unless such LIBOR Advance shall be repaid, shall automatically be converted into a Base Rate Advance at the end of the Interest Period then in effect with respect to such LIBOR Advance.

          3.1.7 Notice to Lenders. Agent shall promptly notify each Lender of any notices received by Agent from Borrower in respect to LIBOR Advances, conversions of Base Rate Advances into LIBOR Advances or continuations of LIBOR Advances.

          3.1.8 Inability to Make LIBOR Advances. Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this Subsection 3.1.8, the term “Lender” shall include the office or branch where Lender or any corporation or bank then controlling any Lender makes or maintains any LIBOR Advances) to make or maintain its LIBOR Advances, or if with respect to any Interest Period, Agent is unable to determine the LIBOR relating thereto, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of Agent, impracticable to fund therein any of the LIBOR Advances, or make the projected LIBOR unreflective of the actual costs of funds therefore to Lenders, the obligation of Lenders to make LIBOR Advances hereunder shall forthwith be suspended during the pendency of such circumstances and Borrower shall, if any affected LIBOR Advances are then outstanding, promptly upon request from Agent, convert such affected LIBOR Advances into Base Rate Advances.

     3.2 Payments. Except where evidenced by notes or other instruments issued or made by Borrower to Agent or Lenders specifically containing payment provisions which are in conflict with this Section 3.2 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

          3.2.1 Principal. Principal payable on account of Revolving Credit Loans shall be payable by Borrower to Agent, for the ratable benefit of Lenders, immediately upon the earliest of (i) the receipt by Agent or Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which Agent or Required Lenders elects to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that if an Overadvance shall exist at any time, Borrower shall, on demand, repay the Overadvance. Each payment (including principal prepayment) by Borrower on account of principal of the Revolving Credit Loans shall be applied first to Base Rate Advances, then to LIBOR Advances.

          3.2.2 Interest. Interest accrued on the Revolving Credit Loans shall be due on the earliest of (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the last day of the applicable Interest Period for any LIBOR Advance, (iii) the occurrence of an Event of Default in consequence of which Agent or Required Lenders elects to accelerate the maturity and payment of the Obligations or (iv) termination of this Agreement pursuant to Section 4 hereof.

          3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrower as and when provided in Section 2 hereof, to Agent for its benefit and/or the ratable benefit of Lenders, as applicable, or to any other Person designated by Agent in writing.

          3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Agent for its benefit and/or the ratable benefit of Lenders, as applicable, as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.

          3.2.5 Prepayment of LIBOR Advances. Borrower may prepay a LIBOR Advance only upon three (3) Business Days’ prior written notice to Agent (which notice shall be irrevocable). In the event of (i) the payment of any principal of any LIBOR Advance other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any LIBOR Advance other than on the last day of the Interest Period applicable thereto, or (iii) the failure to borrow, convert, continue or prepay any LIBOR Advance on the date specified in any notice delivered pursuant hereto (other than for the reasons set forth in Section 3.9), then, in any such event, Borrow shall compensate Lenders for the loss, cost and expense attributable to such event, as determined by Agent in a manner consistent with its customs and practices.

     3.3 Mandatory Prepayments.

          3.3.1 Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Except as provided below or in Subsection 6.4.2 hereof, if Borrower sells any of the Equipment or real Property, or if any of the Collateral is lost or destroyed or taken by condemnation, Borrowers shall pay to Agent for the ratable benefit of Lenders, unless otherwise agreed by Required Lenders, as and when received by any Borrower and as a mandatory prepayment of the Revolving Credit Loans, as herein provided, a sum equal to the net cash proceeds (including insurance payments) received by Borrower from such sale, loss, destruction or condemnation. To the extent that the Collateral sold, lost, destroyed or condemned consists of Equipment or real Property, then, except as otherwise provided below, the applicable prepayment shall be applied to reduce permanently the Fixed Asset Component. Notwithstanding the foregoing, if the proceeds of insurance with respect to any loss or destruction of Equipment or real Property are less than Five Hundred Thousand Dollars ($500,000) or if no Default or Event of Default exists and is continuing, such larger amount as may be consented to by Required Lenders upon Borrower’s request, which consent shall not be unreasonably withheld or delayed, Agent and Lenders shall apply such proceeds to the outstanding principal balance of the Revolving Credit Loans (and shall not permanently reduce the Fixed Asset Component) and shall permit Borrower within 180 days (or such longer period as reasonably consented to by Agent) after the receipt by Borrower of such proceeds to re-borrow such proceeds in accordance with the terms of this Agreement for use in replacing or repairing the damaged or lost Collateral. If such damaged or lost Collateral is not replaced or repaired within such 180 day (or such longer period as reasonably consented to by Agent) period, then the Fixed Asset Component shall be permanently reduced by the amount of such proceeds.

          3.3.2 LIBOR Portions. If the application of any payment made in accordance with the provisions of this Section 3.3 at a time when no Event of Default has occurred and is continuing would result in termination of a LIBOR Advance prior to the last day of the Interest Period for such LIBOR Advance, the amount of such prepayment shall not be applied to such LIBOR Advance, but will, at Borrower’s option, be held by Agent in a non-interest bearing account at a Lender or another bank satisfactory to Agent in its discretion, which account is in the name of Agent and from which account only Agent can make any withdrawal, in each case to be applied as such amount would otherwise have been applied under this Section 3.3 at the earlier to occur of (i) the last day of the relevant Interest Period or (ii) the occurrence of a Default or an Event of Default.

          3.3.3 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Loans made by it in excess of its ratable share of payments on account of the Revolving Credit Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participations in the Revolving Credit Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Subsection 3.3.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

     3.4 Application of Payments and Collections. All items of payment received by Agent by 12:00 noon, Chicago, Illinois time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, Chicago time, on any Business Day shall be deemed received on the following Business Day. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent or any Lender from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Agent and Lenders shall have, subject to the requirements of this Agreement, including, without limitation, subsections 3.2.1, 3.3.1 and 3.3.2 hereof, the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent and/or Required Lenders may deem advisable, notwithstanding any entry by Agent or any Lender upon any of its books and records. If as the result of collections of Accounts as authorized by Subsection 6.2.6 hereof a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Event of Default exists.

     3.5 All Loans to Constitute One Obligation. The Loans and LC Guaranties shall constitute one general Obligation of Borrower, and shall be secured by Agent’s Lien upon all of the Collateral.

     3.6 Loan Account. Agent shall enter all Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

     3.7 Statements of Account. Agent will account to Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrower unless Agent is notified by Borrower in writing to the contrary within thirty (30) days of the date each accounting is deemed received by Borrower pursuant to Section 12.8 of this Agreement. Such notice shall only be deemed an objection to those items specifically objected to therein. In the event that any item charged to Borrower’s loan account is reversed, Agent shall also reverse or credit back to Borrower any interest which accrued on such reversed item.

     3.8 Increased Costs. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which Agent and Lenders operate (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any governmental authority charged with the interpretation or application thereof, or the compliance of Agent or Lenders therewith, shall:

          (i) (1) subject any Lender to any tax with respect to this Agreement (other than any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement) or (2) change the basis of taxation of payments to any Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement);

          (ii) impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable LIBOR), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

          (iii) impose on any Lender or the London interbank market any other condition with respect to any Loan Document;

and the result of any of the foregoing is to increase the cost to any Lender of making, renewing or maintaining Loans hereunder by an amount that any Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that any Lender deems to be material, then, in any such case, Borrower shall pay Agent for the benefit of such Lender, upon demand and certification not later than sixty (60) days following its receipt either from Agent or the affected Lender of notice of the imposition of such increased costs, such additional amount as will compensate the affected Lender for such additional cost or such reduction, as the case may be, to the extent such Lender has not otherwise been compensated, with respect to a particular Loan, for such increased cost as a result of an increase in the Base Rate or the LIBOR. An officer of the affected Lender shall determine the amount of such additional cost or reduced amount using reasonable averaging and attribution methods and shall certify the amount of such additional cost or reduced amount to Borrower, which certification shall include a written explanation of such additional cost or reduction to Borrower. Such certification shall be conclusive absent manifest error. If any Lender claims any additional cost or reduced amount pursuant to this Section 3.8, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office or to file any certificate or document reasonably requested by Borrower if the making of such designation or filing would avoid the need for, or reduce the amount of, any such additional cost or reduced amount and would not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender. In the event that the provisions of this Section 3.8 result in the effective interest rates being charged to Borrower being increased, on a per annum basis, by more than one quarter percent (1/4%), Borrower may require any such affected Lender to sell and transfer all its interest in this Agreement and its Revolving Credit Note and Revolving Credit Loan Commitments to a substitute Lender (who shall be reasonably acceptable to Agent) for a price in cash equal to principal balance of such affected Lender’s outstanding Loans plus all accrued but unpaid interest thereon plus all accrued but unpaid fees due any such affected Lender under the terms hereof. Any such sale and transfer shall be made pursuant to the terms of Section 12.3 hereof.

     3.9 Basis for Determining Interest Rate Inadequate or Unfair. In the event that Agent shall have determined that:

          (i) reasonable means do not exist for ascertaining the LIBOR for any Interest Period; or

          (ii) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Advance, or a proposed conversion of a Base Rate Advance into a LIBOR Advance; then

Agent shall give Borrower prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given, (i) any such requested LIBOR Advance shall be made as a Base Rate Advance, unless Borrower shall notify Agent no later than 11:00 a.m. (Chicago Time) two (2) Business Days prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Advance, and (ii) any Base Rate Advance which was to have been converted to an affected type of LIBOR Advance shall be continued as or converted into a Base Rate Advance, or, if Borrower shall notify Agent, no later than 11:00 a.m. (Chicago Time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Advance.

SECTION 4. TERM AND TERMINATION.

     4.1 Term of Agreement. Subject to Agent’s and Lenders’ right to cease making Loans to Borrower upon or after the occurrence of any Default or Event of Default, this Agreement shall be in effect for a period of four (4) years from the date hereof, through and including December 13, 2008 (the “Original Term”).

     4.2 Termination.

          4.2.1 Termination by Agent or Lenders. Agent may and, at the direction of Required Lenders, shall terminate this Agreement without notice upon the occurrence and during the continuance of an Event of Default.

          4.2.2 Termination by Borrower. Upon at least thirty (30) days prior written notice to Agent, Borrower may, at its option, terminate this Agreement; provided, however, no such termination shall be effective until Borrower has paid all of all monetary Obligations arising hereunder or under any of the other Loan Documents (other than contingent claims with respect to indemnification obligations) in immediately available funds and all Letters of Credit and LC Guaranties have expired or have been cash collateralized or back-to-back letters of credit have been provided to Agent’s satisfaction. Any notice of termination given by Borrower shall be irrevocable unless Required Lenders and Agent otherwise agree in writing, and Agent and Lenders shall have no obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrower may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

          4.2.3 Effect of Termination. All of the Obligations arising under any Loan Document shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid all monetary Obligations arising hereunder or under any of the other Loan Documents (other than contingent claims with respect to indemnification obligations) to Agent for the ratable benefit of Lenders, in full, in immediately available funds, together with the applicable termination charge, if any. Notwithstanding the payment in full of the Obligations, Agent shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Agent or Lenders may incur as a result of dishonored checks or other items of payment received by Agent or any Lender from Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such loss or damage; or (ii) have retained such monetary reserves and Liens on the Collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent and Lenders from any such loss or damage.

SECTION 5. SECURITY INTERESTS.

     5.1 Security Interest in Collateral. To secure the prompt payment and performance to Agent and Lenders of the Obligations, Borrower hereby grants to Agent for its benefit and the ratable benefit of Lenders a continuing Lien upon all of Borrower’s assets, including all of the following Property and interests in Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

          (i) Accounts;

          (ii) Certificated Securities;

          (iii) Chattel Paper;

          (iv) Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

          (v) Contract Rights;

          (vi) Deposit Accounts;

          (vii) Documents;

          (viii) Equipment;

          (ix) Financial Assets;

          (x) Fixtures;

          (xi) General Intangibles, including Payment Intangibles and Software;

          (xii) Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

          (xiii) Instruments;

          (xiv) Intellectual Property;

          (xv) Inventory;

          (xvi) Investment Property;

          (xvii) money (of every jurisdiction whatsoever);

          (xviii) Letter-of-Credit Rights;

          (xix) Payment Intangibles;

          (xx) Security Entitlements;

          (xxi) Software;

          (xxii) Supporting Obligations;

          (xxiii) Uncertificated Securities; and

          (xxiv) to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of a security interest therein, Agent will not enforce its security interest in Borrower’s rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Agent, Borrower will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Agent (and to Agent’s enforcement of such security interest) in Agent’s rights under such lease or license; provided, further, that notwithstanding any other provision of this Agreement or the Loan Documents, the

Collateral shall not include, at any time, securities representing more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any foreign subsidiary which shares entitle the holder thereof to vote for directors or any other matter.

     5.2 Other Collateral.

          5.2.1 Commercial Tort Claims. Borrower shall promptly notify Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Agent to give Agent a security interest in any such Commercial Tort Claim.

          5.2.2 Other Collateral. Borrower shall promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of Agent, promptly execute such other documents, and do such other acts or things deemed reasonably appropriate by Agent to deliver to Agent control with respect to such Collateral; promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Agent, will promptly execute such other documents, and do such other acts or things deemed reasonably appropriate by Agent to deliver to Agent possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document and obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Agent.

     5.3 Lien Perfection; Further Assurances. Borrower shall execute such UCC-1 financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect Agent’s Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Agent’s Lien upon the Collateral. Unless prohibited by applicable law, Borrower hereby irrevocably authorizes Agent to execute and file any such financing statements, including, without limitation, financing statements that indicate the Collateral (i) as all assets of Borrower or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1, on Borrower’s behalf. Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. The parties agree that a photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent’s request, Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed reasonably necessary by Agent to give effect to or carry out the terms or intent of the Loan Documents.

     5.4 Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages upon all real Property described therein. If Borrower shall acquire at any time or times hereafter any interest in other real Property (other than leasehold interests in sales offices or storage facilities with an original lease term of less than five years), Borrower agrees promptly to execute and deliver to Agent, as additional security and Collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments reasonably satisfactory in form and substance to Agent and its counsel (herein collectively referred to as “New Mortgages”) covering such real Property. The Mortgages and each New Mortgage shall be duly recorded (at Borrower’s expense) in each office where such recording is required to constitute a valid Lien on the real Property covered thereby. In respect to each Mortgage and each New Mortgage, Borrower shall deliver to Agent, at such Borrower’s expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Agent insuring Agent, as mortgagee; such policies shall be in form and substance reasonably satisfactory to Agent and shall insure a valid first Lien in favor of Agent on the Property covered thereby, subject only to those exceptions reasonably acceptable to Agent and its counsel. Said policies shall be in form and substance reasonably satisfactory to Agent. Such Borrower shall also deliver to Agent such other documents, including, without limitation, ALTA Surveys of the real Property, as Agent and its counsel may reasonably request relating to the real Property subject to any such New Mortgage.

SECTION 6. COLLATERAL ADMINISTRATION.

     6.1 General.

          6.1.1 Location of Collateral. All Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by Borrower and its Subsidiaries at one or more of the business locations set forth in Exhibit 6.1.1 hereto and shall not, without the prior written approval of Agent, be moved therefrom except, prior to an Event of Default and Agent’s or Required Lender’s acceleration of the maturity of the Obligations in consequence thereof, for (i) sales of Inventory in the ordinary course of business; and (ii) removals in connection with dispositions of Equipment that are authorized by Subsection 6.4.2 hereof.

          6.1.2 Insurance of Collateral. Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to Borrower’s business, covering casualty, hazard, public liability and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrower shall deliver the originals of such policies to Agent with satisfactory lender’s loss payable endorsements, naming Agent as loss payee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrower fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the same and charge Borrower therefor. Borrower agrees to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

          6.1.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the

Collateral or in respect of the sale thereof shall be borne and paid by Borrower. If Borrower fails to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrower therefor. Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrower’s sole risk.

     6.2 Administration of Accounts.

          6.2.1 Records, Schedules and Assignments of Accounts. Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall request a sales and collections report for the preceding period, in form reasonably satisfactory to Agent. On or before the fifteenth day of each month from and after the date hereof, Borrower shall deliver to Agent, in form acceptable to Agent, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed (“Schedule of Accounts”), and, upon Agent’s request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall reasonably request. If requested by Agent, after and during the occurrence of an Event of Default, Borrower shall execute and deliver to Agent formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

          6.2.2 Discounts, Allowances, Disputes. If Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrower shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts. If any amounts due and owing in excess of One Million Dollars ($1,000,000) are in dispute between Borrower and any Account Debtor, Borrower shall provide Agent with written notice thereof within five (5) Business Days of Borrower becoming aware of any such dispute, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy. Upon and after the occurrence of an Event of Default, Agent shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as Agent may deem advisable, and to charge the deficiencies, costs and expenses thereof, including reasonable attorney’s fees, to Borrower.

          6.2.3 Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor, provided, however that Agent shall not be liable for any taxes to any governmental taxing authority that may be due by Borrower.

          6.2.4 Account Verification. Whether or not a Default or an Event of Default has occurred, any of Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent, or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process. If no Default or Event of Default has occurred and is continuing, Agent shall give Borrower reasonable advance written notice of any such telephone confirmation.

          6.2.5 Maintenance of Dominion Account. Borrower shall maintain a Dominion Account pursuant to a lockbox arrangement acceptable to Agent with such banks as may be selected by Borrower and be reasonably acceptable to Agent. Borrower shall issue to any such banks an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in the lockbox to the Dominion Account for application on account of the Obligations. All funds deposited in the Dominion Account shall immediately become the property of Agent and Borrower shall obtain the agreement by such banks in favor of Agent to waive any recoupment, setoff rights, and any security interest in, or against the funds so deposited. Agent assumes no responsibility for such lockbox arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

          6.2.6 Collection of Accounts, Proceeds of Collateral. To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Agent. All remittances received by Borrower on account of Accounts, together with the proceeds of any other Collateral, shall be held as Agent’s property by Borrower as trustee of an express trust for Agent’s benefit and Borrower shall immediately deposit same in kind in the Dominion Account. Agent retains the right at all times after the occurrence of a Default or an Event of Default to notify Account Debtors that Accounts have been assigned to Agent and to collect Accounts directly in its own name, or in the name of Agent’s agent, and to charge the collection costs and expenses, including reasonable attorneys’ fees to Borrower.

     6.3 Administration of Inventory.

          6.3.1 Records and Reports of Inventory. Borrower shall keep accurate and complete records of its Inventory. Borrower shall furnish to Agent Inventory reports in form and detail reasonably satisfactory to Agent at such times as Agent may request, but at least once each month, not later than the fifteenth (15th) day of such month, concurrently with the delivery of the Borrowing Base Certificate as required by Subsection 8.1.4. Borrower shall conduct a physical inventory no less frequently than annually and shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall request.

          6.3.2 Returns of Inventory. If at any time or times hereafter any Account Debtor returns any Inventory to Borrower the shipment of which generated an Account on which such Account Debtor is obligated in excess of Five Hundred Thousand Dollars ($500,000), Borrower shall immediately notify Agent of the same, specifying the reason for such return and the location, condition and intended disposition of the returned Inventory.

     6.4 Administration of Equipment.

          6.4.1 Records and Schedules of Equipment. Borrower shall keep accurate records itemizing and describing the kind, type, quality, quantity and value of its Equipment and all dispositions made in accordance with Subsection 6.4.2 hereof, and shall furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Agent. Immediately on request therefor by Agent, Borrower shall deliver to Agent any and all evidence of ownership, if any, of any of the Equipment.

          6.4.2 Dispositions of Equipment. Borrower will not sell, lease or voluntarily otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Agent; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to (i) dispositions of Equipment which, in the aggregate during any consecutive twelve-month period, has a fair market value or book value, whichever is less, of Five Hundred Thousand Dollars ($500,000) or less, provided that all proceeds thereof are remitted to Agent for application to the Revolving Credit Loans, or (ii) in connection with replacements of Equipment with Equipment of like or better kind, function or value, provided that the replacement Equipment shall be acquired prior to, concurrently with or within 180 days (or such longer period as reasonably consented to by Agent) after any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens, and Borrower shall have given Agent at least five (5) days prior written notice of any such disposition.

     6.5 Payment of Charges. All amounts chargeable to Borrower under Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Advances from time to time.

SECTION 7. REPRESENTATIONS AND WARRANTIES.

     7.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make advances hereunder, Borrower warrants, represents and covenants to Agent and Lenders that, except as disclosed in the Exhibits:

          7.1.1 Organization and Qualification. Each of Borrower and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Borrower and its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on Exhibit 7.1.1 hereto and in all other states and jurisdictions in which the failure of Borrower or any of its Subsidiaries to be so qualified would have a material adverse effect on the financial condition, business or Properties of Borrower or any of its Subsidiaries.

          7.1.2 Corporate Power and Authority. Each of Borrower and its Subsidiaries, who are parties to this Agreement or any of the Loan Documents, is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders (or members, in the case of a limited liability company) of Borrower or any of its Subsidiaries; (ii) contravene Borrower’s or any of its Subsidiaries’ charter, articles or certificate of incorporation or by-laws; (iii) violate, or cause Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower or any of its Subsidiaries; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower or any of its Subsidiaries.

          7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each of Borrower and its Subsidiaries enforceable against it in accordance with its respective terms, subject, as to enforcement, to general principles of equity, and to bankruptcy, insolvency and similar rights affecting creditors’ rights generally.

          7.1.4 Capital Structure. Exhibit 7.1.4 hereto states (i) the correct name of each of the Subsidiaries of Borrower, its jurisdiction of incorporation and the percentage of its Voting Stock owned by Borrower, (ii) the name of each of Borrower’s corporate or joint venture Affiliates and the nature of the affiliation, (iii) the number, nature and holder of all outstanding Securities of Borrower and each domestic Subsidiary of Borrower and Mexican Subsidiary and (iv) the number of authorized, issued and treasury shares of Borrower and each domestic Subsidiary of Borrower and Mexican Subsidiary. Borrower has good title to all of the shares it purports to own of the stock of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of Borrower or any of its Subsidiaries. Except as set forth in Exhibit 7.1.4, there are no outstanding agreements or instruments binding upon any of Borrower’s shareholders (or members, in the case of a limited liability company) relating to the ownership of its shares of capital stock (or member interests, in the case of a limited liability company).

          7.1.5 Corporate Names, etc. Neither Borrower nor any of its Subsidiaries has been known as or used any corporate, fictitious or trade names within the last five (5) years, except those listed on Exhibit 7.1.5 hereto. Except as set forth on Exhibit 7.1.5, within the last five (5) years, neither Borrower nor any of its Subsidiaries has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person. Each of Borrower’s, its domestic Subsidiaries’ and Mexican Subsidiary’s state(s) of incorporation or organization, Type of Organization (if any) and Organizational I.D. Number is set forth on Exhibit 7.1.5. The exact legal name of Borrower and each of its Subsidiaries is set forth on Exhibit 7.1.5.

          7.1.6 Business Locations. Each of Borrower’s and its Subsidiaries’ chief executive office and other places of business are as listed on Exhibit 6.1.1 hereto. During the preceding one-year period, neither Borrower nor any of its Subsidiaries has had an office or place of business other than as listed on Exhibit 6.1.1. Except as shown on Exhibit 6.1.1, no Inventory is stored with a bailee, warehouseman or similar party, nor is any Inventory consigned to any Person.

          7.1.7 Title to Properties; Priority of Liens. Each of Borrower and its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Borrower has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of Borrower’s Properties that is not a Permitted Lien. The Liens granted to Agent for its benefit and the ratable benefit of Lenders under Section 5 hereof are first-priority Liens, subject only to Permitted Liens.

          7.1.8 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts. Unless otherwise indicated in writing to Agent, with respect to each Account:

          (i) it is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

          (ii) it arises out of a completed, bona fide sale and delivery of goods or rendition of services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Borrower and the Account Debtor;

          (iii) it is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent;

          (iv) such Account, and Agent’s security interest therein, is not, and will not (by voluntary act or omission of Borrower) be in the future, subject to any offset, Lien, deduction, recoupment, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is deemed by Agent to be immaterial, and each such Account is absolutely owing to Borrower and is not contingent in any respect or for any reason;

          (v) Borrower has made no agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts or allowances which are granted by Borrower in the ordinary course of its business for prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Agent pursuant to Subsection 6.2.1 hereof;

          (vi) there are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Agent with respect thereto;

          (vii) to Borrower’s knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

          (viii) to Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor’s financial condition or the collectibility of such Account.

          7.1.9 Equipment. The Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted, except where the failure to maintain, replace or repair any item of Equipment could not reasonably be expected to have a Material Adverse Effect. Borrower will not permit any of the Equipment to become affixed to any real Property leased to Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form acceptable to Agent, and Borrower will not permit any of the Equipment to become an accession to any personal Property other than Equipment that is subject to first-priority (except for Permitted Liens) Liens in favor of Agent.

          7.1.10 Financial Statements; Fiscal Year. The Consolidated and consolidating balance sheets of Borrower and such other Persons described therein (including the accounts of all Subsidiaries of Borrower for the respective periods during which a Subsidiary relationship existed) as of September 25, 2004 and the related statements of income, changes in stockholder’s equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly the financial positions of Borrower and such Persons at such dates and the results of Borrower’s and such Persons’ operations for such periods. Since June 26, 2004, no material change in the condition, financial or otherwise, of Borrower and such other Persons as shown on the Consolidated balance sheet as of such date and no change in the aggregate value of Equipment and real Property owned by Borrower or such other Persons, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse. The fiscal year of Borrower and each of its Subsidiaries ends on or about December 31 of each year.

          7.1.11 Full Disclosure. The financial statements referred to in Subsection 7.1.10 hereof do not, nor does this Agreement or any other written statement of Borrower to Agent, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrower has failed to disclose to Agent in writing which has or evidences a Material Adverse Effect or, so far as Borrower can now foresee, could reasonably be expected to have or evidence a Material Adverse Effect.

          7.1.12 Solvent Financial Condition. Each of Borrower and its Subsidiaries is now and, after giving effect to the Loans to be made and the Letters of Credit and LC Guaranties to be issued hereunder, at all times will be, Solvent.

          7.1.13 Surety Obligations. Other than with respect to the guarantee of obligations under the Senior Subordinated Note Documents, neither Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract, or has issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

          7.1.14 Taxes. Borrower’s federal tax identification number is 36-2490451. The federal tax identification number of each of Borrower’s domestic Subsidiaries, if any, is shown on Exhibit 7.1.14 hereto. Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and Borrower maintains reasonable reserves on its books therefor. The provision for taxes on the books of Borrower and its Subsidiaries are adequate, in Borrower’s reasonable opinion, for all years not closed by applicable statutes, and for its current fiscal year.

          7.1.15 Brokers. There are no claims for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement.

          7.1.16 Patents, Trademarks, Copyrights and Licenses. Each of Borrower and its Subsidiaries owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any known conflict with the rights of others. All such registered patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights are listed on Exhibit 7.1.16 hereto.

          7.1.17 Governmental Consents. Each of Borrower and its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to have or be in good standing with respect to any such governmental consult, approval, license, authorization, permit, certificate, inspection or franchise could not reasonably be expected to have a Material Adverse Effect.

          7.1.18 Compliance with Laws. Each of Borrower and its Subsidiaries has duly complied with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business and there have been no citations, notices or orders of noncompliance issued to Borrower or any of its Subsidiaries under any such law, rule or regulation. Each of Borrower and its

Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance with all federal, state and local laws, rules and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.

          7.1.19 Restrictions. Neither Borrower nor any of its Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which materially and adversely affects its business or the use or ownership of any of its Properties. Neither Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit 7.1.19 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by Borrower or any of its Subsidiaries, as applicable.

          7.1.20 Litigation. Except as set forth on Exhibit 7.1.20 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened, against or affecting Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of Borrower or any of its Subsidiaries: (i) claiming damages against Borrower of One Hundred Thousand Dollars ($100,000) or more either individually or in the aggregate when consolidated with similar or related matters; (ii) involving any claim for injunctive relief; or (iii) involving other matters which could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal.

          7.1.21 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Borrower’s performance hereunder, constitute a Default or an Event of Default. Neither Borrower nor any of its Subsidiaries is in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person for Money Borrowed with a principal amount of One Hundred Thousand Dollars ($100,000) or more.

          7.1.22 Leases. Exhibit 7.1.22(a) hereto is a complete listing of all capitalized leases of Borrower and its Subsidiaries and Exhibit 7.1.22(b) hereto is a complete listing of all operating leases of Borrower and its Subsidiaries involving annual lease payments of Fifty Thousand Dollars ($50,000) or more. Each of Borrower and its Subsidiaries is in compliance in all material respects with all of the terms of each of its respective capitalized and operating leases.

          7.1.23 Pension Plans. Except as disclosed on Exhibit 7.1.23 hereto, neither Borrower nor any of its Subsidiaries has any Plan. Borrower and each of its Subsidiaries is in compliance, in all material respects, with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that could result in a material adverse change in the financial condition of Borrower or any of its Subsidiaries exists in connection with any Plan. Neither Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multi-employer Plan.

          7.1.24 Trade Relations. There exists no actual or, to Borrower’s knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower or any of its Subsidiaries, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely Borrower or any of its Subsidiaries or prevent Borrower or any of its Subsidiaries from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

          7.1.25 Labor Relations. Except as described on Exhibit 7.1.25 hereto, neither Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of Borrower’s or any of its Subsidiaries’ employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

          7.1.26 Foreign Subsidiaries. Agent and Lenders acknowledge that all warranties and representations made with respect to all foreign Subsidiaries shall be deemed to have been made to Borrower’s knowledge.

     7.2 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be deemed to be made on the Closing Date and each subsequent date on which Borrower draws down any Revolving Credit Loan or requests Bank or Agent to issue or execute any Letters of Credit or LC Guaranty and shall be accurate, complete and not misleading as of each of such date, except for changes in the nature of Borrower’s or its respective Subsidiaries’ business or operations that would render the information in any exhibit attached hereto or to any other Loan Document either inaccurate, incomplete or misleading, so long as (i) Agent has consented to such changes, (ii) such changes are expressly permitted or contemplated by this Agreement or (iii) such changes could not reasonably be expected to have or evidence a Material Averse Effect.

     7.3 Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and Lenders and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS.

     8.1 Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent or any Lender, Borrower covenants that, unless otherwise consented to by Required Lenders in writing, it shall:

          8.1.1 Visits and Inspections. Permit representatives of Agent and any representatives as of any Lender who wish to accompany Agent’s representatives, from time to time, as often as may be reasonably requested, but only during normal business hours and if no Default or Event of Default has occurred and is continuing, upon twenty-four (24) hours advance notice, to visit and inspect the Properties of Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, Borrower’s and each of its Subsidiaries’ business, assets, liabilities, financial condition, business prospects and results of operations.

          8.1.2 Notices. Promptly notify Agent in writing of the occurrence of any event or the existence of any fact that renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading, in any manner that could reasonably be expected to have or evidence a Material Adverse Effect.

          8.1.3 Financial Statements. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Agent (with sufficient copies for all Lenders) the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrower’s certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP):

          (i) not later than ninety (90) days after the close of each fiscal year of Borrower, unqualified, audited financial statements of Parent, Borrower and Borrower’s Subsidiaries as of the end of such year, on a Consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by Parent but acceptable to Agent (except for a qualification for a change in accounting principles with which the accountant concurs);

          (ii) not later than thirty (30) days after the end of each month hereafter, including the last month of Borrower’s fiscal year, unaudited, interim financial statements of Parent, Borrower and Borrower’s Subsidiaries as of the end of such month and of the portion of Borrower’s financial year then elapsed, on a Consolidated and consolidating basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Parent, Borrower and Borrower’s Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

          (iii) promptly after the sending or filing thereof, as the case may be, copies of any financial statements or reports which Borrower has made available to its public debt holders and copies of any regular, periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange; provided, however, that with respect to Form 8-K or any registration statements, Borrower shall notify Agent of the filing of any such form or statement and shall supply a copy thereof to Agent upon Agent’s request.

          (iv) promptly after the filing thereof, notice that Borrower has filed any annual report to be filed with ERISA in connection with each Plan; upon request of Agent, Borrower shall deliver to Agent a copy of any such report; and

          (v) such other data and information (financial and otherwise) as Agent or Required Lenders, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower’s and each of its Subsidiaries’ financial condition or results of operations.

          Concurrently with the delivery of the financial statements described in clause (i) of this Subsection 8.1.3, Borrower shall forward to Agent a copy of the accountants’ letter to Borrower’s management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Agent a confirmation by such public accountants of Borrower’s calculations of the financial covenants contained in Section 8.3. Concurrently with the delivery of the financial statements described in Clauses (i) and (ii) of this Subsection 8.1.3, or more frequently if requested by Agent, Borrower shall cause to be prepared and furnished to Lender a Compliance Certificate in the form of Exhibit 8.1.3 hereto executed by the Chief Financial Officer of Borrower.

          Within five (5) days after the earlier of the last day of each fiscal year of Borrower and the date Parent or Borrower engaged independent certified public accountants to audit Parent and Borrower’s financial statements, Borrower shall deliver to such independent certified public accountants a letter from Parent and/or Borrower addressed to such independent certified public accountants indicating that it is a primary intention of Parent and Borrower in engaging such accountants that Agent and Lenders rely upon such financial statements of Parent, Borrower and Borrower’s Subsidiaries.

          8.1.4 Borrowing Base Certificates. On or before the 15th day of each month from and after the date hereof, Borrower shall deliver to Agent a Borrowing Base Certificate, in the form attached hereto as Exhibit 8.1.4 (as modified from time to time by Agent), as of the last day of the immediately preceding month (or shorter period as is applicable), with such supporting materials as Agent shall reasonably request. If Borrower deems it advisable, or Agent shall request, Borrower shall execute and deliver to Agent Borrowing Base Certificates more frequently than monthly.

          8.1.5 Landlord, Storage and Other Agreements. Provide Agent with copies of all agreements (other than modifications or amendments to existing agreements that do not affect, in any material respect, either Borrower’s or any other party’s respective obligations) between Borrower or any of its Subsidiaries and any landlord, warehouseman, processor, distributor or consignee which owns or is the lessee of any premises at which any Collateral may, from time to time, be kept. With respect to any lease (other than leases for sales offices), warehousing agreement or any processing agreement in any case entered into after the Closing Date, Borrower shall provide Agent with landlord waivers, bailee letters or processor letters with respect to such premises. Such landlord waivers, bailee letters or processor letters shall be in a form supplied by Agent to Borrower with such reasonable revisions as are customarily accepted by Agent or by similar financial institutions in similar financial transactions.

          8.1.6 Projections. No later than thirty (30) days prior to the end of each fiscal year of Borrower, deliver to Agent Projections of Borrower for the forthcoming fiscal year, month by month and, to the extent available, any Projections (or partial Projections) for succeeding years.

          8.1.7 Deposit and Brokerage Accounts. For each deposit account or brokerage account that Borrower at any time opens or maintains, Borrower shall, at Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to Agent, cause the depository bank or securities intermediary, as applicable, to agree to comply at any time with instructions from Agent to such depository bank or securities intermediary, as applicable, directing the disposition of funds from time to time credited to such deposit or brokerage account, without further consent of Borrower.

          8.1.8 Cash Management Services. During the Original Term, Borrower shall maintain its lockbox deposit and disbursement accounts with Bank and shall use Bank for its other cash management services so long as Bank charges competitive rates for such services.

     8.2 Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent or any Lender, Borrower covenants that, unless Required Lenders has first consented thereto in writing, it will not:

          8.2.1 Mergers; Consolidations; Acquisitions; Structural Changes. Except for Permitted Acquisitions, merge or consolidate, or permit any Subsidiary of Borrower to merge or consolidate, with any Person; nor change its or any of its Subsidiaries’ state of incorporation or organization or Type of Organization or Organizational I.D. Number; nor change its or any of its Subsidiaries’ legal names; nor acquire, nor permit any of its Subsidiaries to acquire all or any substantial part of the Properties of any Person, except for:

          (i) mergers of any Subsidiary of Borrower into Borrower or another wholly owned Subsidiary of Borrower; and

          (ii) acquisitions of assets consisting of fixed assets or real Property that constitute Capital Expenditures permitted under Subsection 8.2.8.

          (iii) changes in Borrower’s or any Subsidiaries’ state of incorporation, name, Type of Incorporation or Organization I.D. Number if Borrower gives Agent thirty (30) days’ advance written notice of any such change and executes any UCC statement or amendment which Agent reasonably requests Borrower to execute as a result of such change.

          8.2.2 Loans. Make, or permit any Subsidiary of Borrower to make, any loans or other advances of money to any Person other than (i) for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business), (ii) extensions of trade Credit in the ordinary course of business, (iii) deposits with financial institutions permitted under this Agreement, (iv) prepaid expenses and (v) intercompany loans or advances to Mexican Subsidiary (or to Parent for re-advance to Mexican Subsidiary) to fund Mexican Subsidiary’s working capital needs or Capital Expenditures provided that after giving effect to any such loan or advance the aggregate amount of Parent’s and/or Borrower’s investment (including Distributions permitted by subsection 8.2.7(vi)) in Mexican Subsidiary, as represented by Parent’s or Borrower’s intercompany account, accounted for on a consistent basis does not exceed One Million Five Hundred Thousand Dollars ($1,500,000).

          8.2.3 Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of Borrower to create, incur or suffer to exist, any Indebtedness, except:

          (i) Obligations owing to Agent and Lenders;

          (ii) Indebtedness arising from Borrower’s guarantee of Parent’s obligations under the Senior Subordinated Note Documents;

          (iii) Indebtedness of any Subsidiary of Borrower to Borrower;

          (iv) accounts payable to trade creditors and current operating expenses (other than for Money Borrowed) which are not aged more than ninety (90) days from billing date or more than thirty (30) days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being actively contested in good faith and by appropriate and lawful proceedings; and Borrower or such Subsidiary shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower or such Subsidiary and its independent accountants;

          (v) Obligations to pay Rentals permitted by Subsection 8.2.13;

          (vi) Permitted Purchase Money Indebtedness;

          (vii) Contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

          (viii) Indebtedness existing on the Closing Date and listed on Exhibit 8.2.3;

          (ix) Indebtedness not included in paragraphs (i) through (viii) above which does not exceed at any time, in the aggregate, the sum of Five Hundred Thousand Dollars ($500,000); and

          (x) extensions, refinancings, modifications, amendments and restatements of any of the foregoing; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome restrictions, as determined by Agent in its reasonable discretion and provided, further, that Borrower gives Agent reasonable prior written notice of any such event which notice shall be in reasonable detail.

          Agent and Lenders acknowledge that Borrower may repay the IRB Indebtedness either in accordance with scheduled terms or by voluntary prepayment.

          8.2.4 Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary of Borrower to enter into or be a party to, any transaction with any Affiliate of Borrower or stockholder, except (a) Permitted Transactions and (b) in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to

Borrower than would obtain in a comparable arm’s length transaction with a Person not an Affiliate or stockholder of Borrower or such Subsidiary.

          8.2.5 Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

          (i) Liens at any time granted in favor of Agent for its benefit and the ratable benefit of Lenders;

          (ii) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in Subsection 7.1.14 hereto, but only if in Agent’s judgment such Lien does not adversely affect Agent’s rights or the priority of Agent’s Lien in the Collateral;

          (iii) Liens arising in the ordinary course of Borrower’s business by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of Borrower or materially impair the use thereof in the operation of Borrower’s business;

          (iv) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

          (v) Liens securing Indebtedness of one of Borrower’s Subsidiaries to Borrower or another such Subsidiary;

          (vi) Such other Liens as appear on Exhibit 8.2.5 hereto;

          (vii) Liens incurred or deposits made in the ordinary course of business (1) in connection with worker’s compensation, social security, unemployment insurance and other like laws, or (2) in connection with sales contracts, leases, statutory obligations, work in progress advances and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property;

          (viii) Title exceptions or encumbrances granted in the ordinary course of business, affecting real Property owned by Borrower; provided that such exceptions do not in the aggregate materially detract from the value of such Property or materially interfere with its use in the ordinary conduct of Borrower’s business; and

          (ix) Such other Liens which are not reasonably expected to have a material adverse effect on the value of the Collateral as Agent may hereafter approve in writing.

          8.2.6 Subordinated Debt.

          (i) Except as provided below, make, or permit any Subsidiary of Borrower to make, any direct or indirect prepayment of any part or all of any

Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the subordination provisions or agreement relative thereto. Make or permit any Subsidiary of Borrower to make any other direct or indirect payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt in contravention of the subordination provisions or agreement relative thereto. Amend or modify any of the terms of the Senior Subordinated Note Documents in any manner materially adverse to Borrower or Agent and Lenders.

          (ii) The foregoing notwithstanding, Borrower may make repurchases of Senior Subordinated Notes or may make Distributions to Parent to permit Parent to make repurchases of Senior Subordinated Notes if after giving effect to any such repurchase or Distribution each of the following conditions are satisfied: (v) no Default or Event of Default exists and is outstanding; (w) there had occurred no event of Default resulting from the failure to comply with the financial covenants contained in Section 8.3 in either of the two most recently ended fiscal quarters; (x) Borrower shall have given Agent at least five (5) Business Days’ prior written notice of its intent to make any such repurchase or Distribution; (y) average Net Availability for the fifteen days immediately prior to the date of the proposed repurchase or Distribution and, on a pro forma basis for the fifteen days immediately after the date of the proposed repurchase or distribution equals or exceeds Twenty Million Dollars ($20,000,000); and (z) the aggregate amount paid by Borrower directly, or indirectly through Distributions, to Parent to repurchase Senior Subordinated Notes pursuant to the provision of this Section 8.2.6 (ii) does not exceed Fifteen Million Dollars ($15,000,000); and

          (iii) The foregoing note withstanding Borrower may make repurchases of Senior Subordinated Notes or may make Distributions to Parent to permit Parent to make repurchases of Senior Subordinated Notes if such repurchases or Distributions are funded solely from the proceeds of capital stock or Subordinated Debt issued by Borrower, which capital stock or Subordinated Debt shall contain terms and conditions as are reasonably acceptable to Agent, including without limitation terms requiring payment of interest or dividends thereon in kind.

          8.2.7 Distributions. Declare or make, or permit any Subsidiary of Borrower to declare or make, any Distributions, except for:

          (i) Distributions by any Subsidiary of Borrower to Borrower;

          (ii) Distributions paid solely in capital stock of Borrower or any of its Subsidiaries;

          (iii) Distributions by Borrower to Parent in amounts necessary to (x) repurchase capital stock of Parent from employees of Borrower or Parent or any of Borrower’s Subsidiaries upon the termination of their employment, so long as no Default or Event of Default exists at the time of or would be caused by such making of such Distributions and the aggregate cash amount of such Distributions, measured at the time when made, does not exceed One Million Dollars ($1,000,000) in any fiscal year of

Borrower and (y) to permit Parent to pay the expenses contemplated in connection with the consummation of the transactions described in clause (i) of the definition of Permitted Transactions;

          (iv) so long as no Default or Event of Default exists at the time of or would be caused by the making of such Distributions, Distributions by Borrower in an amount sufficient to permit Parent to pay Consolidated tax liabilities of Parent, Borrower and Borrower’s Subsidiaries, so long as Parent applies the amount of such Distributions for such purpose;

          (v) Distributions by Borrower to the extent necessary to permit Parent to pay administrative costs and expenses related to the business of Borrower and its Subsidiaries, not to exceed Five Million Dollars ($5,000,000) in any fiscal year of Borrower, so long as Parent applies the amount of such Distributions for such purpose and does not use such funds to make Distributions to Parent’s stockholders or other payments which would be prohibited by subsection 8.2.4 if made by Borrower;

          (vi) Distributions by Borrower to Parent to the extent necessary to permit Borrower to make regularly scheduled payments of interest due on the Senior Subordinated Notes; and

          (vii) Distributions to Parent to permit Parent to fund Mexican Subsidiary’s working capital needs or Capital Expenditures; provided that after giving effect to any such Distribution, the aggregate amount of Parent and/or Borrower’s investment in Mexican Subsidiary as represented by Borrower’s or Parent’s inter-company account (including loans or advances permitted by such Section 8.2.2), accounted for on a consistent basis, does not exceed One Million Five Hundred Thousand Dollars ($1,500,000).

          8.2.8 Capital Expenditures. Make Capital Expenditures (including, without limitation, by way of capitalized leases) which, in the aggregate, as to Borrower and its Subsidiaries, exceed Ten Million Dollars ($10,000,000) during any fiscal year of Borrower.

          8.2.9 Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of Borrower to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the ordinary course of business for so long as no Event of Default exists hereunder and Agent has not requested Borrower to cease such sales of Inventory following acceleration of the Obligations, (ii) a transfer of Property to Borrower by a Subsidiary of Borrower or (iii) dispositions expressly authorized by this Agreement or (iv) dispositions of investments described in paragraphs (iv), (v), (vi) and (vii) of the term “Restricted Investments.”

          8.2.10 Stock of Subsidiaries. Permit any of its Subsidiaries to issue any additional shares of its capital stock except director’s qualifying shares.

          8.2.11 Bill-and-Hold Sales, Etc. Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis.

          8.2.12 Restricted Investment. Except as otherwise permitted by subsection 8.2.2, make or have, or permit any Subsidiary of Borrower to make or have, any Restricted Investment.

          8.2.13 Leases. Become, or permit any of its Subsidiaries to become, a lessee under any operating lease (other than a lease under which Borrower or any of its Subsidiaries is lessor) of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which Borrower or any of its Subsidiaries is then lessee would exceed Eight Million Dollars ($8,000,000). The term “Rentals” means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

          8.2.14 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary of Borrower or Parent.

          8.2.15 Tender Offer Expenses. The aggregate amount of all expenses paid or to be paid by Borrower, in connection with, or as a result of the consummation of the Tender Offer, including, without limitation, any severance costs that become due or vested upon the consummation of the Tender Offer, shall not exceed Eleven Million Dollars ($11,000,000).

     8.3 Specific Financial Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent or Lenders, Borrower covenants that it will be in full compliance with each of the financial covenants set forth on Exhibit 8.3 hereto. If GAAP changes from the basis used in preparing the audited financial statements delivered to Agent by Borrower on or before the Closing Date, Borrower will provide Agent with certificates demonstrating compliance with such financial covenants and will include, at the election of Borrower or upon the request of Agent, calculations setting forth the adjustments necessary to demonstrate how Borrower is in compliance with such financial covenants based upon GAAP as in effect on the Closing Date.

SECTION 9. CONDITIONS PRECEDENT.

     Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or Lenders under the other sections of this Agreement, Lenders shall not be required to make any Loan under this Agreement unless and until each of the following conditions has been and continues to be satisfied:

     9.1 Documentation. Agent shall have received, in form and substance satisfactory to Agent, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments, opinions and certificates as Agent shall require in connection therewith from time to time, all in form and substance satisfactory to Agent and its counsel.

     9.2 No Default. No Default or Event of Default shall exist.

     9.3 Other Loan Documents. Each of the conditions precedent set forth in the other Loan Documents shall have been satisfied.

     9.4 Net Availability. Agent shall have determined that immediately after Lenders have made the initial Loans and issued the initial Letters of Credit and LC Guaranties contemplated hereby, and Borrower has paid or has reserved for the payment of all closing costs incurred in connection with the Tender Offer and the other transactions contemplated hereby, including, without limitation, payment of all costs and expenses to be incurred in connection with the consummation of the Tender Offer and all severance costs that become due and/or vested upon the consummation of the Tender Offer, Net Availability shall not be less than Fifteen Million Dollars ($15,000,000).

     9.5 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

     9.6 Collateral Audit. Agent shall have completed a collateral audit of Borrower’s Accounts and Inventory and the results of such collateral audit shall be acceptable to Agent.

     9.7 Senior Subordinated Notes. Agent shall have determined that the consummation of the Tender Offer and the other transactions contemplated hereby shall not result in or cause an event of default with the Senior Subordinated Loan Documents.

     9.8 Tender Offer. The Tender Offer shall have been consummated pursuant to terms and conditions acceptable to Agent.

     9.9 Equity. Purchaser shall have funded the disbursing agent so as to permit the disbursing agent to fund the payment of the cash consideration due upon consummation of the Tender Offer, which funding shall equal or exceed Ten Million Dollars ($10,000,000).

     Upon the effectiveness of this Agreement, FCC, as sole Lender under the Original Loan Agreement, shall return the promissory note delivered to it in connection with closing of the Original Loan Agreement to Borrower marked “Amended and Superceded”.

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT.

     10.1 Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:

          10.1.1 Payment of Interest, Principal or Fees. Borrower fails to pay any installment of principal, interest or premium, if any, due in respect to outstanding Revolving Credit Loans or fees payable in respect to unused Revolving Credit Loans or outstanding Letters of Credit or LC Guaranties on the due date thereof, whether as mandatory prepayments, as payments necessary to eliminate Overadvances or otherwise.

          10.1.2 Payment of Other Obligations. Borrower shall fail to pay any of the Obligations not covered by Subsection 10.1.1 hereof on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

          10.1.3 Misrepresentations. Any representation, warranty or other statement made or furnished to Agent and/or Lenders by or on behalf of Borrower, any Subsidiary of Borrower, or any Parent in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in manner which could reasonably be expected to have or evidence a Material Adverse Effect when made or furnished or when reaffirmed pursuant to Section 7.2 hereof.

          10.1.4 Breach of Specific Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in Sections 5.2, 5.3, 5.4, 6.1.1, 6.1.2, 6.2.5, 6.2.6, 8.1.1, 8.1.2, 8.1.4, 8.1.7, 8.2 or 8.3 hereof on the date that Borrower is required to perform, keep or observe such covenant.

          10.1.5 Breach of Other Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 10.1 hereof) and the breach of such other covenant is not cured to Agent’s satisfaction within fifteen (15) days (five (5) days with respect to Section 8.1.3) after the sooner to occur of Borrower’s receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any executive officer or the controller of Borrower or Parent.

          10.1.6 Default Under Security Documents/Other Agreements. Any event of default shall occur under, or Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents or the Other Agreements and such default shall continue beyond any applicable grace period.

          10.1.7 Other Defaults. There shall occur any default or event of default on the part of Borrower under any agreement, document or instrument to which Borrower is a party or by which Borrower or any of its Property is bound, creating or relating to any Indebtedness (other than the Obligations), in a principal amount of One Hundred Thousand Dollars ($100,000) or more if the payment or maturity of such Indebtedness is accelerated in consequence of such event of default or demand for payment of such Indebtedness is made.

          10.1.8 Uninsured Losses. Any loss, theft, damage or destruction of any of the Collateral with a fair market value of Five Hundred Thousand Dollars ($500,000) or more not fully covered (subject to such deductibles and self-insurance retentions as Agent shall have permitted) by insurance.

          10.1.9 Insolvency and Related Proceedings. Borrower or Parent shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrower or Parent under the Bankruptcy Code (if against Borrower or Parent, the continuation of such proceeding for more than sixty (60) days), or Borrower or

Parent shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

          10.1.10 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of Borrower, any Subsidiary of Borrower or Parent for a period which significantly affects Borrower’s or Parent’s capacity to continue its business, on a profitable basis; or Borrower, any Subsidiary of Borrower or Parent shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower or Parent which is necessary to the continued or lawful operation of its business; or Borrower or Parent shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which Borrower or Parent’s leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term; or any part of the Collateral shall be taken through condemnation or the value of such Property which event, with respect to all of the foregoing, could reasonably be expected to have a Material Adverse Effect.

          10.1.11 Change of Ownership. (a) EGI or any of its Affiliates (as defined in clause (i) of the definition of such term) shall cease to own, as a result of a sale, transaction or other disposition, less than 75% of the amount of EGI’s and said Affiliates’ original pecuniary investment (as determined by reference to percentage of economic ownership rights) in Parent (either directly or indirectly through Purchaser) or EGI or Triyar collectively with their respective Affiliates (as defined in clause (i) of the definition of such term) shall cease to hold, as a result of a sale, transaction or other disposition, a larger economic interest in Parent (directly or indirectly through Purchaser) than any other Person (including such Person’s Affiliates (as defined in clause (i) of the definition of such term); (b) Parent shall cease to own and control, beneficially and of record, all of the issued and outstanding capital stock of Borrower; or (c) a Change of Control shall occur.

          10.1.12 ERISA. A Reportable Event shall occur which Agent, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower, any Subsidiary of Borrower or Parent is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multi-employer Plan resulting from Borrower’s, such Subsidiary’s or Parent’s complete or partial withdrawal from such Plan and any such event could reasonably be expected to have or evidence a Material Adverse Effect.

          10.1.13 Challenge to Agreement. Borrower, any Subsidiary of Borrower or Parent, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent.

          10.1.14 Repudiation of or Default Under Guaranty Agreement. Parent shall revoke or attempt to revoke the Guaranty Agreement signed by Parent, or shall repudiate Parent’s liability thereunder or shall be in default under the terms thereof.

          10.1.15 Criminal Forfeiture. Borrower, any Subsidiary of Borrower or Parent shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of Borrower, any Subsidiary of Borrower or Parent.

          10.1.16 Judgments. Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000) with respect to any one judgment or Five Hundred Thousand Dollars ($500,000) with respect to all outstanding judgments in the aggregate shall be rendered against Borrower and the same shall not (i) be fully covered by insurance, or (ii) within thirty days after the entry thereof, have been discharged or paid or bonded over or execution thereof stayed pending appeal, or shall not have been discharged within five days after the expiration of any such stay.

     10.2 Acceleration of the Obligations. Without in any way limiting the right of Agent or Required Lenders, to demand payment of any portion of the Obligations payable on demand in accordance with Section 3.2 hereof, upon or at any time after the occurrence of an Event of Default, all or any portion of the Obligations shall, at the option of Agent either acting on its own or at the direction of Required Lenders and without presentment, demand, protest or further notice by Agent, become at once due and payable and Borrower shall forthwith pay to Agent for its benefit and the ratable benefit of Lenders, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in Subsection 10.1.9 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Agent or Required Lenders.

     Agent shall take such action with respect to any Default or Event of Default as shall be directed by the Required Lenders; provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of Agent and Lenders taken as a whole, including any action (or the failure to act) pursuant to the Loan Documents.

     10.3 Other Remedies. Upon and after the occurrence of an Event of Default, Agent and/or Lenders shall have and may exercise from time to time the following other rights and remedies:

          10.3.1 All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

          10.3.2 The right to take immediate possession of the Collateral, and to (i) require Borrower to assemble the Collateral, at Borrower’s expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower, Borrower agrees not to charge Agent for storage thereof).

          10.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Agent may, at Agent’s option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Borrower agrees that ten (10) days written notice to Borrower of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on Borrower’s premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the reasonable costs, expenses and attorneys’ fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral; second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, Borrower and Parent shall remain liable to Agent and Lenders therefor.

          10.3.4 Agent is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to Agent’s benefit.

          10.3.5 Agent or Required Lenders may, at its or their option, require Borrower to deposit with Agent funds equal to the LC Amount and, if Borrower fails to promptly make such deposit, Lenders may advance such amount as a Base Rate Advance (whether or not an Overadvance is created thereby). Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrower.

     10.4 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Agent or Lenders or contained in any other agreement between Agent and/or Lenders, and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Agent or Lenders to require strict performance by Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrower to Agent and/or Lenders shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Agent or Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent, Lenders or Required Lenders (as applicable) and directed to Borrower.

     10.5 Set-Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with prior written consent of Agent and with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice to Borrower being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balance held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Revolving Credit Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender’s pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Credit Percentages. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with the Revolving Credit Percentages.

SECTION 11. THE AGENT

     11.1 Authorization and Action. Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement, and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that Agent shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, Borrower. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes, Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided, however, that Agent shall be fully justified in failing or refusing to take any action under this Agreement or the other Loan Documents, or in relation hereto or thereto, unless Agent shall first be indemnified (upon requesting such indemnification) to its satisfaction by Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Agent seeks the consent or approval of Required Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that Required Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.

     11.2 Agent’s Reliance, etc. Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat the payee of any Notes or Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond Agent’s customary practices in respect of loans in which Agent is the only lender, to ascertain or to inquire as to the performance or observance of any terms, covenants or conditions of this Agreement or performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrower, to inspect the property (including the books and records) of Borrowers or to monitor the financial condition of Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Required Lenders pursuant to Section 11.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to the terms hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certification, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from Borrower or Borrower’s independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

     11.3 FCC and Affiliates. With respect to its commitment hereunder to make Revolving Credit Loans and to issue or procure Letters of Credit and LC Guaranties, FCC shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms “Lender”, “Lenders” or “Required Lenders” shall, unless otherwise expressly indicated, include FCC in its individual capacity as a Lender. FCC and its Affiliates may lend money to, and generally engage in any kind of business with, Borrower, any of its Subsidiaries and any Person who may do business with or own securities of Borrower or any such Subsidiary, all as if FCC were not Agent and without any duty to account therefor to Lenders.

     11.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Subsection 7.1.10 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Except as otherwise explicitly provided for herein, Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit information as similar information regarding Borrowers.

     11.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower), ratably according to the respective principal amounts of the Notes then held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable shares of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrowers.

     11.6 Rights and Remedies to be Exercised by Agent Only. In the event any remedy may be exercised with respect to this Agreement, any other Loan Document or the Collateral, Agent shall pursue remedies designated by Required Lenders, provided that Agent shall not be required to act or not to act if to do so would expose Agent to liability or would be contrary to this Agreement, any other Loan Document or to applicable law. Each Lender agrees that without the consent of Agent, except as otherwise set forth in Section 10.5 of the Agreement, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document (other than such Lender’s Notes and this Agreement to the extent necessary to enforce any such note), or (iii) to make demand under this Agreement or any other Loan Document

(other than such Lender’s Notes and this Agreement to the extent necessary to enforce any such note).

     11.7 Agency Provisions Relating to Collateral. Each Lender authorizes and ratifies Agent’s entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Agent’s Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral: (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with Subsection 3.3.1 and Subsection 7.2.9 hereof (and Agent may rely conclusively on any such certificate, without further inquiry); or (iii) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default or (iv) if approved, authorized or ratified in writing by Agent at the direction of all Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant hereto. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this Section 11.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, given Agent’s own interest in the Collateral as a Lender.

     11.8 Successor Agent. Agent may resign at any time by giving written notice thereof to Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent which shall be reasonably acceptable to Borrower. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank or financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000) and unless an Event of Default has occurred and is continuing, which shall be reasonably acceptable to Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this

Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

     11.9 Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender:

          (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of Agent;

          (b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report and (ii) shall not be liable for any information contained in any Report;

          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon Borrower’s books and records, as well as on representations of Borrower’s personnel;

          (d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner, in accordance with the provisions of Section 12.3; and

          (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of a loan or loans of Borrower; and (ii) to pay and protect, and indemnify, defend and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorney’s fees and expenses) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 12. MISCELLANEOUS.

     12.1 Power of Attorney. Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as Borrower’s true and lawful attorney (and agent-in-fact) and Agent, or Agent’s agent, may, without notice to Borrower and in either Borrower’s or Agent’s name, but at the cost and expense of Borrower:

          12.1.1 At such time or times upon or after the occurrence of a Default or an Event of Default as Agent or said agent, in its sole discretion, may determine, endorse Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent’s control.

          12.1.2 At such time or times upon or after the occurrence of an Event of Default as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable and, at Agent’s option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use Borrower’s stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent’s determination, to fulfill Borrower’s obligations under this Agreement.

     12.2 Indemnity. Borrower hereby agrees to indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Agent or any Lender (including reasonable attorneys fees and legal expenses) as the result of Borrower’s failure to observe, perform or discharge Borrower’s duties hereunder. In addition, Borrower shall defend Agent and Lenders against and save it harmless from all claims of any Person with respect to the Collateral. Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Agent or any Lender by any Person under any Environmental Laws or similar laws by reason of Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

     12.3 Modification of Agreement; Sale of Interest.

          (i) The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and may not be modified, altered or amended except by an agreement in writing signed by Borrower, Required Lenders or all Lenders as required by the terms hereof, and, if required by the terms hereof, Agent. Borrower may not sell, assign or transfer any of the Loan Documents or any portion thereof, including without limitation, such Borrower’s rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to Agent’s and any Lender’s sale of participations, assignment, transfer or other disposition in accordance with the terms hereof, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, Agent’s and any Lender’s rights, title, interests, remedies, powers or duties thereunder, whether evidenced in writing or not; Borrower agrees that it will use commercially reasonable efforts to assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect the sale of participations in or assignment of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, assistance in the preparation of appropriate disclosure documents or placement memoranda and executing appropriate amendments to the signature pages hereto to reflect the addition of any Lenders and such Lender’s respective commitments. In addition, Borrower will make their management available to meet with potential Lenders or Participating Lenders from time to time as reasonably requested by Agent. The foregoing notwithstanding, except with respect to sales, assignments or transfers to Affiliates under common control pursuant to which the selling, assigning or transferring Lender retains its voting rights, no Lender shall sell participations or assign, transfer or otherwise dispose of any of the Loan Documents or any portion thereof or interest therein, without the prior written consent of Agent, and if no Event of Default has occurred and is continuing, Borrower, which consent shall not be unreasonably withheld or delayed.

          (ii) In respect to any assignment by a Lender of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Loan Commitments, the Revolving Credit Loans owed to it and the Revolving Credit Note held by it), (x) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations, (y) except in the case of an assignment of all of a Lender’s rights and obligations under this Agreement, (A) the aggregate amount of the Revolving Loan Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, and in integral multiples of $1,000,000 thereafter, or such lesser amount as to which Borrower and Agent may consent to and (B) after giving effect to each such assignment, the amount of the Revolving Loan Commitment of the assigning Lender shall in no event be less than $5,000,000, (z) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance in the form of Exhibit 12.3(ii) hereto (an “Assignment and Acceptance”), together with any Revolving Credit Note, subject to such assignment and a processing and recordation fee of $3,500, (aa) any such assignee shall be a Qualified Assignee and (bb) any Lender may without the consent of Borrower or the Agent, and without paying any fee, assign to any Affiliate of such Lender that is a bank or financial institution all of its rights and obligations under this Agreement. The foregoing notwithstanding, no Person may become a Lender or a Participating Lender hereunder, unless such Person is a financial institution having stockholders’ equity (or the equivalent) of at least One Hundred Million Dollars ($100,000,000). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). If, pursuant to this Section 12.3, any interest in this Agreement or any Revolving Credit Loan, Revolving Credit Note, Letter of Credit or LC Guaranty is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such transferee (other than any Participating Lender), and may cause any Participating Lender, concurrently with the effectiveness of such transfer, (a) to represent to the transferor Lender (for the benefit of the transferor Lender, Agent, and Borrower) that under applicable law and treaties no Taxes will be required to be withheld by Agent, Borrower or the transferor Lender with respect to any payments to be made to such transferee in respect of the Revolving Credit Loans, Revolving Credit Notes, Letters of Credit or LC Guaranties, (b) to furnish to the transferor Lender, Agent and Borrower either U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI (wherein such transfer claims entitlement to complete exemption form U.S. federal withholding tax on all interest payments hereunder), and (c) to agree (for the benefit of the transferor Lender, Agent and Borrower) to provide the transferor Lender, Agent and Borrower a new Form W-8BEN or Form W-8ECI upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

          (iii) In the event any Lender assigns or otherwise transfers all or any part of its Revolving Credit Note, any such Lender shall so notify Borrower and Borrower shall, upon the request of such Lender, issue new Revolving Credit Notes in exchange for the old Revolving Credit Note.

          (iv) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of Borrowers (a “Participating Lender”) participating interests in any Loans, the commitments of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (x) no participation shall be for an amount of less than Five Million Dollars ($5,000,000), (y) the originating Lender’s obligations under this Agreement shall remain unchanged, (z) the originating Lender shall remain solely responsible for the performance of such obligations, (aa) Borrower and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (bb) no Lender shall grant any participation under which the Participating Lender shall have rights to approve any amendment to or waiver of this Agreement or the Loan Documents, except to the extent such amendment or waiver would: (A) extend the final maturity date for payment of the Loans in which such Participating Lender is participating; (B) reduce the interest rate or the amount of principal or fees applicable to the Loans in which such Participating Lender is participating; or (C) release all or substantially all of the Collateral, except as expressly provided herein. In those cases in which an originating Lender grants rights to a Participating Lender to approve any amendment to or waiver of this Agreement or the other Loan Documents respecting the matters described in clauses (A) through (C) of the preceding sentence, the relevant participation agreements shall provide for a voting mechanism whereby a majority of the amount of such Lender’s portion of the Loans (irrespective of whether held by such Lender or a Participating Lender) shall control the vote for all of such Lender’s portion of the Loans. In the case of any participation, the Participating Lender shall not have any rights under this Agreement or any of the other Loan Documents entered into in connection herewith (the Participating Lender’s right against such Lender in respect of such participation to be those set forth in the participation or other agreement executed by such Lender and the Participating Lender relating thereto). In no event shall any Participating Lender grant a participation in its participation interest in the Loans without the prior written consent of Agent, which approval shall not be unreasonably withheld or delayed. All amounts payable by Borrower hereunder shall be determined as if the originating Lender had not sold any such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participating Lender shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

          (v) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Board or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

          (vi) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however: (x) that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby do any of the following: a) increase the aggregate Revolving Loan Commitments or subject any Lender to any additional obligations, (b) reduce the principal of, or decrease the rate of interest on, the Notes or other amount payable hereunder other than those payable only to FCC in its capacity as Agent which may be reduced by FCC unilaterally, (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or other amounts payable hereunder, other than those payable only to FCC in its capacity as Agent which may be postponed by FCC unilaterally, (d) reduce the aggregate unpaid principal amount of the Notes, or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder, (e) release or discharge any Person liable for the performance of any obligations of Borrower hereunder or under any of the Loan Documents except in accordance with the terms of such Loan Documents or as otherwise permitted herein, (f) increase the advance rates contained in the definition of the Borrowing Base, (g) to the extent Agent’s or Lenders’ consent is required by the terms hereof, release all or substantially all of the Collateral or (h) amend this Section 12.3; and (y) that no amendment, waiver or consent shall be effective unless in writing and signed by either Required Lenders or all Lenders, as required by the terms hereof and, if such amendment, waiver or consent affects Agent or its rights hereunder, Agent.

     12.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     12.5 Successors and Assigns. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Lender permitted under Section 12.3 hereof.

     12.6 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in Section 3.2 hereof and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

     12.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     12.8 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier against receipt or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, three (3) Business Days after deposit in the mail, postage prepaid, one (1) Business Day after delivery to an overnight courier or, in the case of facsimile notice, when sent (with electronic confirmation of receipt), addressed as follows:

(A)	If to Agent:	Fleet Capital Corporation
c/o Bank of America Business Capital
One South Wacker Drive
Suite 3400
Chicago, IL 60606
Attention: Senior Portfolio Manager
Facsimile No.: 312.332.6537

	With copies to:	Vedder, Price, Kaufman & Kammholz, P.C.
222 North LaSalle Street
Suite 2500
Chicago, IL 60601
Attention: John T. McEnroe
Facsimile No.: 312.609.5005

and

Fleet Capital Corporation
c/o Bank of America Business Capital
20800 Swenson Drive, Suite 350
Waukesha, WI 53186
Attention: Edward Bartkowski
Facsimile No.: 262.798.4882

(B)	If to Borrower:	c/o Home Products International, Inc.
4501 West 47th Street
Chicago, IL 60632
Attention: Chief Financial Officer
Facsimile No.: 773.890.0523

	With a copy to:	Equity Group Investments, L.L.C.
Two North Riverside Plaza, Suite 600
Chicago, IL 60606
Attention: Ellen Havdala
Facsimile No.: 312.454.9678

     (C) If to any Lender, as its address indicated on the signature pages hereof or in a notice to borrower of an assignment of a Note,

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8; provided, however, that any notice, request or demand to or upon Agent pursuant to Subsections 3.1.1 or 4.2.2 hereof shall not be effective until received by Agent.

     12.9 Consents. Whenever Agent’s, Required Lenders’ or Lenders’ consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, unless otherwise specifically provided, Agent, Required Lenders or Lenders, as applicable, shall be authorized to give or withhold such consent in its or their sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

     12.10 Credit Inquiries. Borrower hereby authorizes and permits Agent to respond to usual and customary credit inquiries from third parties concerning Borrower or any of its Subsidiaries or any Guarantor.

     12.11 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

     12.12 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

     12.13 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

     12.14 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN CHICAGO, ILLINOIS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN ILLINOIS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT’S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT’S OR LENDERS’ OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF ILLINOIS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER OR AGENT OR ANY LENDER, BORROWER HEREBY CONSENTS AND AGREES THAT THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR, AT AGENT’S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR LENDERS OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

     12.15 WAIVERS BY BORROWER. BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR ANY LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT OR LENDERS TO EXERCISE ANY OF AGENT’S OR LENDERS’ REMEDIES (EXCEPT AS OTHERWISE WOULD BE PERMITTED OR UNENFORCEABLE BY LAW); (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) NOTICE OF ACCEPTANCE HEREOF; AND (vi) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT’S AND LENDERS’ ENTERING INTO THIS AGREEMENT AND THAT AGENT AND LENDERS ARE RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     12.16 Advertisement. Borrower hereby authorizes Agent to publish the name of Borrower and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which Agent elects to publish.

     12.17 No Novation. Notwithstanding anything to the contrary contained herein, this Agreement is not intended to and does not serve to effect a novation of the Obligations. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Original Loan Agreement which is evidenced by the notes provided for therein and secured by the Collateral. Borrower acknowledges and confirms that the liens and security interests granted pursuant to the Loan Documents secured the indebtedness, liabilities and obligations of Borrower to Agent and Lenders under the Original Loan Agreement, as amended and restated hereby, and that the term “Obligations” as used in the Loan Documents (or any other terms used therein to describe or refer to the indebtedness, liabilities and obligations of Borrower to Agent and Lenders) includes, without limitation, the indebtedness, liabilities and obligations of Borrower under the Notes to be delivered hereunder, and under the Original Loan Agreement, as amended and restated hereby, as the same may be further amended, modified, supplemented or restated from time to time. The Loan Documents and all agreements, instruments and documents executed or delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Agreement. Cross-references in the Loan Documents to particular section numbers in the Original Loan Agreement shall be deemed to be cross-references to the corresponding sections, as applicable, to this Agreement.

(Signature Page to Follow)

Signature Page to Loan and Security Agreement

     IN WITNESS WHEREOF, this Agreement has been duly executed in Chicago, Illinois, on the day and year specified at the beginning of this Agreement.

HOME PRODUCTS
INTERNATIONAL-NORTH AMERICA, INC.
(“Borrower”)

By:	/s/ James E. Winslow
Name: James E. Winslow
Title: Executive V.P. and CFO

Signature Page to Loan and Security Agreement

Accepted in Chicago, Illinois:

FLEET CAPITAL CORPORATION (“Agent”
and “Lender”)

By:	/s/ Edward M. Bartkowski

Name: Edward M. Bartkowski
Title: SVP

Address:

c/o Bank of America Business Capital
One South Wacker Drive, Suite 3400
Chicago, Illinois 60606
Attention: Senior Portfolio Manager
Facsimile No.: 312.332.6537

Revolving Loan Commitment: $50,000,000

Signature Page to Loan and Security Agreement

Consented and Agreed to this
14th day of December, 2004

HOME PRODUCTS
INTERNATIONAL, INC.

By:	/s/ James E. Winslow

Name: James E. Winslow
Title:Executive V.P. and CFO

APPENDIX A

GENERAL DEFINITIONS

     When used in the Amended and Restated Loan and Security Agreement dated as of December 14, 2004, by and among the lenders signatory hereto (“Lenders”), Fleet Capital Corporation (“FCC”) as agent for such Lenders (FCC, in such capacity, “Agent”) and Home Products International – North America, Inc., a Delaware corporation (“Borrower”), (a) the terms Account, Certificated Security, Chattel Paper, Deposit Account, Document, Equipment, Financial Asset, Fixture, General Intangibles, Goods, Instrument, Inventory, Investment Property, Security, Proceeds, Security Entitlement and Uncertificated Security have the respective meanings assigned thereto under the UCC (as defined below); (b) the terms Commercial Tort Claims, Electronic Chattel Paper, Health-Care-Insurance Receivables, Letter-of-Credit Rights, Payment Intangibles, Software, Supporting Obligations and Tangible Chattel Paper have the respective meanings assigned thereto in the UCC Revisions (as defined below); (c) all terms indicating Collateral having the meanings assigned thereto under the UCC or the UCC Revisions shall be deemed to mean such Property, whether now owned or hereafter created or acquired by Borrower or in which Borrower now has or hereafter acquires any interest; (d) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in said Loan and Security Agreement; and (e) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

     Account Debtor — any Person who is or may become obligated on or under or on account of any Account, Contract Right, Chattel Paper or General Intangible.

     Affiliate — a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common Control with, a Person; (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of a Person; or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

     Agreement — the Loan and Security Agreement referred to in the first sentence of this Appendix A, all exhibits thereto and this Appendix A.

     ALTA Survey — a survey prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997, known as the “Minimum Standard Detail Requirements of Land Title Surveys”. The ALTA Survey shall be in sufficient form to satisfy the requirements of Chicago Title Insurance Company to provide extended coverage over survey defects and shall also show the location of all easements, utilities, and covenants of record, dimensions of all improvements, encroachments from any adjoining property, and certify as to the location of any flood plain area affecting the subject real estate. The ALTA Survey shall contain the following certification: “To Home Products International-North America, Inc., Fleet Capital Corporation, as Agent, and Chicago Title Insurance Company. This is to certify that this map of plat and the survey on which it is based were made in accordance with the “Minimum Standard Detail Requirements for Land

Title Surveys” jointly established and adopted by ALTA and ACSM in 1997. (signed (SEAL) License No. ___”.

     Applicable Margin — the percentages set forth below with respect to Base Rate Advances, LIBOR Advances, letter of credit fees and unused line fees, which percentages shall be set on the Closing Date and adjusted on the first day of the month following the month in which the Borrowing Base Certificate for the period ended December 31, 2004 is delivered to Agent pursuant to Subsection 8.1.4 and quarterly thereafter on the first day of the month following the month in which the Borrowing Base Certificates for periods ending on each subsequent March 31, June 30, September 30 and December 31 are delivered to Agent pursuant to Subsection 8.1.4 by reference to Borrower’s Average Gross Availability the period ended on December 31, 2005, or the most recent March 31, June 30, September 30 and December 31, as applicable, in accordance with the following:

	Applicable Margin
	LIBOR	Base Rate	Unused Line	Letter of Credit and
Average Gross Availability	Advances	Advances	Fee	LC Guaranty Fees
>$30,000,000	2.00%	0.25%	0.25%	2.00%
≤$30,000,000 but >$20,000,000	2.25%	0.50%	0.375%	2.25%
≤$20,000,000	2.50%	0.75%	0.50%	2.50%

     Each change in Applicable Margin shall be effective prospectively as of the first day of the fiscal month of Borrower next following the fiscal month during which the applicable Borrowing Base Certificates for the periods ended March 31, 2005, and each subsequent June 30, September 30, December 31 and March 31 of Borrower are delivered to Agent pursuant to Subsection 8.1.4, commencing with the delivery of the Borrowing Base Certificate for the period ending March 31, 2005.

     From the Closing Date until the first adjustment date as provided above, the Applicable Margin shall be 2.25% (LIBOR Advances), .50% (Base Rate Advances), 0.375% (unused line fee) and 2.25% (Letter of Credit and LC Guaranty fee). At any time when Borrower has failed to deliver to Agent Borrowing Base Certificates for any period ended on March 31, June 30, September 30 and December 31 within the Original Term and such failure has not been cured to Agent’s reasonable satisfaction, the Applicable Margin shall be the highest percentages set forth in the above schedule.

     Average Gross Availability — the average of Borrower’s Gross Availability as determined by Agent for any three-month period ended on any December 31, March 31, June 30 or September 30 within the Original Term.

     Bank — Fleet National Bank or Bank of America, N.A.

     Base Rate — the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by

Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

     Base Rate Advances — any Loan bearing interest computed by reference to the Base Rate.

     Borrowing Base — as at any date of determination thereof, an amount equal to the lesser of:

     (i) the Maximum Revolving Loan Amount of such date; or

     (ii) an amount equal to the sum of:

          (a) eighty-five percent (85%) of the net amount of Eligible Accounts outstanding at such date;

PLUS

          (b) the lesser of (1) Twenty-Five Million Dollars ($25,000,000) and (2) sixty percent (60%) of the value of Eligible Inventory at such date calculated on the basis of the lower of cost or market with the cost of raw materials and finished goods calculated on a first-in, first-out basis.

PLUS

          (c) the Fixed Asset Component.

     The sum of (a), (b) and (c) above is hereinafter referred to as the “Collateral Borrowing Base.” For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.

     Borrowing Base Certificate — a certificate by a reasonably responsible officer of Borrower, substantially in the form of Exhibit 8.1.4 (or another form acceptable to Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrower and certified to Agent; provided, that Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation after giving notice thereof to the Borrower to the extent that such calculation is not in accordance with this Agreement.

     Business Day — any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of Illinois or Wisconsin or is a day on which banking institutions located in such state are closed.

     Capital Expenditures — expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

     Capitalized Lease Obligation — any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

     Change of Control — means the occurrence of any of the following events: (i)(A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty percent (40%) of the total voting power of the Voting Stock of Parent (or its successor by merger, consolidated or purchase of all or substantially all of its assets); and (B) the Permitted Holders “beneficially own” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Parent (or its successor by merger, consolidated or purchase of all or substantially all of its assets) than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority; of the board of directors of Parent or such successor; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with (A) any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Parent was approved by a vote of at least a majority of the directors of Parent then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (B) any new directors who are designees of any Permitted Holder or were nominated or elected by such Permitted Holders or any of their designees) cease for any reason to constitute a majority of the Board of Directors of Parent then in office; or (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Parent and Borrower taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or (iv) the adoption by the stockholders of a plan for the liquidation or dissolution of Parent or Borrower.

     Closing Date — the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied and the initial Loan is made or the initial Letter of Credit or LC Guaranty is issued under the Agreement.

     Collateral — all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

     Collateral Borrowing Base — as defined within the definition of Borrowing Base.

     Computer Hardware and Software — all of Borrower’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware,

including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in Clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in Clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

     Consolidated — the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

     Contract Right — any right of Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

     Control – with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of Voting Stock, by contract or otherwise.

     Default — an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

     Default Rate — as defined in Subsection 2.1.2 of the Agreement.

     Derivative Obligations — every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices, including without limitation, all Interest Rate Obligations.

     Distribution — in respect of any corporation means and includes: (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (ii) the redemption or acquisition of Securities unless made contemporaneously from the net proceeds of the sale of Securities.

     Dominion Account — a special account established by Borrower pursuant to the Agreement at a bank selected by Borrower, but acceptable to Agent in its reasonable discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes.

     EGI — Equity Group Investments, L.L.C., a Delaware limited liability company.

     Eligible Account — an Account arising in the ordinary course of Borrower’s business from the sale of goods or rendition of services which Agent, in its sole credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

          (i) it arises out of a sale made by Borrower to a Subsidiary or an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; or

          (ii) it is unpaid for more than sixty (60) days after the original due date shown on the invoice; or

          (iii) it is due or unpaid more than ninety (90) days after the original invoice date; or

          (iv) 25% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; or

          (v) the total unpaid Accounts of the Account Debtor (other than Wal-Mart or Target so long as any of the foregoing’s credit rating is 5-A3 or better) exceed 20% of the net amount of all Accounts, to the extent of such excess; the total unpaid Accounts of any of Wal-Mart or Target (to the extent either of the foregoing’s credit rating is 5-A2 or better) exceed 35% of the net amount of all Accounts, to the extent of such excess; or the total unpaid Accounts of any of Wal-Mart or Target (to the extent any of the foregoing’s credit rating is 5-A3 or better, but is less than 5-A2) exceed 30% of the net amount of all Accounts, to the extent of such excess; or the total unpaid Accounts with respect to which KMart or its Affiliates is the Account Debtor exceeds $20,000,000, to the extent of such excess, provided that such $20,000,000 limitation shall not be effective so long as KMart’s senior debt is rated Ba2/BB- or better by each of Moody’s and S&P (in the event KMart’s senior debt ratings change, Agent and Borrower agree to discuss resetting such concentration limits for KMart Accounts to mutually agreeable levels); or

          (vi) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or

          (vii) the Account Debtor is also Borrower’s creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower, or the Account otherwise is or may become subject to any right of setoff by the Account Debtor or other contra situation provided that any such Account shall only be deemed to be not eligible to the extent of any such dispute, claim or setoff; or

          (viii) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, unless the Account Debtor in question has obtained debtor-in-possession financing, with terms and conditions acceptable to Agent in its sole discretion, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

          (ix) it arises from a sale to an Account Debtor outside the United States or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion or unless the Account Debtor is Wal-Mart Mexico; or

          (x) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or

          (xi) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Lender, in a manner satisfactory to Agent, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended); or

          (xii) the Account is subject to a Lien other than a Permitted Lien; or

          (xiii) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

          (xiv) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

          (xv) Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

          (xvi) Borrower has made an agreement with the Account Debtor to extend the time of payment thereof or has made any compromise, modification or settlement of such Account; or

          (xvii) the Account is for amounts owing with respect to service charges, late fees or other similar charges.

     Eligible Inventory — such Inventory of Borrower (other than work-in-process, packaging materials and supplies) which Agent, in its sole credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

          (i) it is not raw materials or finished goods that is, in Agent’s opinion, readily marketable in its current form; or

          (ii) it is not in good, new and saleable condition; or

          (iii) it is slow-moving, obsolete or unmerchantable; or

          (iv) it does not meet, in all material respects, all standards imposed by any governmental agency or authority; or

          (v) it does not conform in all respects to the warranties and representations set forth in the Agreement; or

          (vi) it is not at all times subject to Agent’s duly perfected, first-priority security interest and no other Lien except a Permitted Lien; or

          (vii) it is not situated at a location in compliance with the Agreement or is in transit.

     Environmental Laws — all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters.

     Equipment Percentage — as of any date, the percentage equal to (x) one hundred percent (100%) minus (y) the percentage obtained by dividing the number of full calendar months elapsed since the Closing Date by eighty-four (84).

     Equipment Ratio — a ratio, expressed as a percentage the numerator of which is the Net Equipment Appraised Value and the denominator of which is the sum of the Net Equipment Appraised Value plus the Net Real Estate Appraised Value.

     ERISA — the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

     Event of Default — as defined in Section 10.1 of the Agreement.

     Exchange Act – the Securities Exchange Act of 1934, as amended.

     Fee Letter — that certain letter agreement dated on or about the Closing Date between Agent and Borrower.

     Fixed Asset Component — (x) if no Reappraisal has been delivered to Agent, Ten Million Seven Hundred Forty-Two Thousand Dollars ($10,742,000) reduced by Three Hundred Twenty Thousand Dollars ($320,000) on each May 1, August 1, November 1, and February 1 occurring after the Closing Date, commencing May 1, 2005, or (y) if the Reappraisal has been delivered to Agent, the sum of (i) the Maximum Fixed Asset Amount multiplied by the Equipment Ratio multiplied by the Equipment Percentage plus (ii) the Fixed Asset Maximum Amount multiplied by the Real Property Ratio multiplied by the Real Property Percentage, determined as of each May 1, August 1, November 1 and occurring after the Closing Date.

     GAAP — generally accepted account principles in the United States of America in effect from time to time.

     Gross Availability — as of any date, the excess (if any) of the Collateral Borrowing Base as of such date over the sum of the principal amount of the Revolving Loans then outstanding (including any amounts which Agent may have paid for the account of Borrower pursuant to the Loan Documents and which have not been reimbursed by Borrower) and the LC Amount.

     Guaranty Agreement — the Continuing Guaranty Agreement which is to be executed by Parent in form and substance satisfactory to Agent.

     Indebtedness — as applied to a Person means, without duplication

          (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations,

          (ii) all obligations of other Persons which such Person has guaranteed,

          (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person, and

          (iv) in the case of Borrower (without duplication), the Obligations.

     Intellectual Property — all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

     Interest Period — as applicable to any LIBOR Advance, a period commencing on the date a LIBOR Advance is made, and ending on the date which is one (1) month, two (2) months, three (3) months, or six (6) months later, as may then be requested by Borrower; provided that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end in the next preceding or succeeding Business Day as is Agent’s custom in the market to which such LIBOR Advance relates; (ii) there remains a minimum of one (1) month, two (2) months, three (3) months or six (6) months (depending upon which Interest Period Borrower selects) in the Original Term; and (iii) all Interest Periods of the same duration which commence on the same date shall end on the same date.

     Interest Rate Obligations — all obligations in connection with contracts or hedging programs, including, but not limited to, all interest rate swaps, caps, collar agreements, or similar arrangements, designed to provide certain protections with respect to interest rate fluctuations, or any assurances, guarantees or other contractual obligations related thereto, including all such obligations (i) which are incurred by any Borrower to Agent, any Lender or any Affiliate of Agent, and (ii) which are incurred in any manner by Agent, any Lender or any Affiliate of Agent in connection with a Borrower’s interest rate protection program or contract.

     LC Amount – at any time, the aggregate undrawn available amount of all Letters of Credit and LC Guaranties then outstanding.

     LC Guaranty — any guaranty pursuant to which Agent or any Affiliate of Agent shall guaranty the payment or performance by Borrower of its reimbursement obligation under any letter of credit.

     Legal Requirement — any requirement imposed upon any Lender by any law of the United States of America or the United Kingdom or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Federal Reserve Board, the Bank of England or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America, the United Kingdom or any political subdivision of either thereof.

     Letter of Credit — any letter of credit issued by Agent or any of Agent’s Affiliates for the account of Borrower.

     LIBOR — as applicable to any LIBOR Advance, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such LIBOR Advance which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the first day of such LIBOR Advance; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) for deposits in U.S. dollars for a period substantially equal to the interest period on the Reuters Page ”LIBO” (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) London Banking Days prior to the beginning of such interest period. If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Advance which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (London time), on the day that is two (2) London Banking Days preceding the first day of such LIBOR Advance as selected by Agent. The principal London office of each of the major London Banks so selected will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Advance offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is two (2) London Banking Days preceding the first day of such LIBOR Advance. In the event that Agent is unable to obtain any such quotation as provided above, it will be determined that LIBOR pursuant to a LIBOR Advance cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to

LIBOR deposits of Bank then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

     LIBOR Advance — any Loan bearing interest computed by reference to the LIBOR.

     Lien — any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

     Loan Account — the loan account established on the books of Agent pursuant to Section 3.6 of the Agreement.

     Loan Documents — the Agreement, the Other Agreements and the Security Documents.

     Loans — all loans and advances of any kind made by Lenders, and/or by any affiliate of any Lender, pursuant to the Agreement.

     London Banking Day — any date on which commercial banks are open for business in London, England.

     Material Adverse Effect — (i) a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of Borrower or any of its Subsidiaries, (ii) a material adverse effect on the rights and remedies of Agent or Lenders under the Loan Documents, (iii) the material impairment of the ability of Borrower or any of its Subsidiaries to perform its obligations hereunder or under any Loan Document, or (iv) a material adverse effect on the value of the Collateral or Agent’s or Lenders’ rights therein.

     Maximum Fixed Asset Amount — the lesser of (x) Fifteen Million Dollars ($15,000,000) and (y) the sum of the Net Equipment Appraised Value plus the Net Real Estate Appraised Value.

     Maximum Revolving Loan Amount — shall mean, as of any date, Sixty Million Dollars ($60,000,000), as reduced from time to time as provided herein. In addition, Borrower may reduce, upon three days’ prior written notice to Agent, the amount of the Maximum Revolving Loan. Any such reduction (i) shall be in a minimum amount of Two Million Dollars ($2,000,000), (ii) shall be an integral amount of One Million Dollars ($1,000,000) and (iii) shall not exceed an aggregate amount of Five Million Dollars ($5,000,000) in any one calendar year or Ten Million Dollars ($10,000,000) during the Original Term. Once the Maximum Revolving Loan Amount has been reduced it may not be subsequently increased.

     Mexican Subsidiary — Seymour S.A. de C.V.

     Money Borrowed — means (i) Indebtedness arising from the lending of money by any Person to Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of Borrower under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower.

     Mortgages — the mortgages, deeds of trust and/or security deeds to be executed by Borrower on or about the Closing Date in favor of Agent, for its benefit and the ratable benefit of Lenders, and by which Borrower shall grant and convey to Agent, as security for the Obligations, a Lien upon the real Property of Borrower located at (i) 885 N. Chestnut, Seymour, Indiana; (ii) 201 S. Jackson Park Drive, Seymour, Indiana; (iii) 400 S. Airport Road, Seymour, Indiana; (iv) 3016 W. Georgia Street, Louisiana, Missouri; (v) 323 Industrial Boulevard, Thomasville, Georgia; and (vi) 4501 W. 47th Street, Chicago, Illinois.

     Multiemployer Plan — has the meaning set forth in Section 4001(a)(3) of ERISA.

     New Mortgages — as defined in Section 5.4 of the Agreement.

     Net Availability — the amount of money which Borrower is entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent may have paid for the account of Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrower) and the LC Amount is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Net Availability is zero (0).

     Net Equipment Appraised Value – eighty percent (80%) of the orderly liquidation value of Borrower’s Equipment less liquidation expenses as determined by the Reappraisal.

     Net Real Estate Appraised Value – sixty percent (60%) of the fair market value of Borrower’s real Property less liquidation expenses as determined by the Reappraisal.

     Notes — collectively, Revolving Credit Notes.

     Notice of Revolving Credit Loan and Notice of Equipment Loan — as defined in Subsection 3.1.1 of the Agreement.

     Obligations — all Loans and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from any Borrower to Agent, any Lender or any of Agent’s Affiliates, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or otherwise, and whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, and any replacements, renewals, extensions or other modifications of any of them. Without limiting the generality of the foregoing, all obligations of any Borrower to Agent, any Lender or any of Agent’s Affiliates with respect to Product Obligations shall be deemed Obligations hereunder.

     Organizational I.D. Number — with respect to Borrower, the organizational identification number assigned to Borrower by the applicable governmental unit or agency of the jurisdiction of organization of Borrower.

     Original Closing Date — the “Closing Date” as defined in the Original Loan Agreement.

     Original Term — as defined in Section 4.1 of the Agreement.

     Other Agreements — any and all agreements (including without limitation, the Fee Letter), instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any other third party and delivered to Agent or any Lender in respect of the transactions contemplated by the Agreement.

     Overadvance — the amount, if any, by which the outstanding principal amount of Revolving Credit Loans plus the LC Amount exceeds the Borrowing Base.

     Parent – Home Products International, Inc., a Delaware corporation.

     Participating Lender — each Person who shall be granted the right by a Lender to participate in any of the Loans described in the Agreement and who shall have entered into a participation agreement in form and substance satisfactory to such Lender, which participation agreement shall conform to the provisions of Subsection 11.3(iv) of the Agreement.

     Patent Security Agreement – the Patent and License Security Agreement executed by Borrower on or about the Original Closing Date in favor of Agent for its benefit and the ratable benefit of Lenders, as such Patent and License Agreement has been or will be amended from time to time.

     Permitted Acquisition(s) — means any acquisition(s) by Borrower of the business and substantially all of the assets or all of the outstanding capital stock or other ownership interests of a Person or a merger of a Person with Borrower or a Subsidiary of Borrower so long as each of the following conditions precedent (collectively, the “Acquisition Conditions”) have been fulfilled to the satisfaction of Agent: (i) no Default or Event of Default shall have occurred and be continuing at the time of such acquisition or would occur as a result thereof; (ii) the business unit being acquired (the “Target”) is primarily located in the United States of America and is in the same or related line of business as Parent and Borrower; (iii) if the acquisition in question is not an asset acquisition, Borrower and Target shall have executed such amendments to the Agreement, assumption agreements, security agreements, guarantees, financing statements, promissory notes or other loan documentation as reasonably requested by Agent to, inter alia, make the Target a guarantor of the Obligations or co-borrower under the Loan Agreement and to grant to Agent for its benefit and the ratable benefit of Lenders a perfected security interest, subject only to Permitted Liens, in substantially all of the assets of the Target or if the acquisition in question is an asset acquisition, Borrower shall have executed such financing statements and other collateral documents as reasonably requested by Agent to grant to Agent a perfected security interest, subject only to Permitted Liens in substantially all of the acquired assets; (iv) Agent shall have received (x) copies of Target’s historical financial statements for the two annual periods preceding the proposed acquisition date and for the most recently available interim period, (y) a sources and uses statement, in form and substance reasonably acceptable to Agent, in respect to the proposed acquisition and (z) the projections referred to in clause (vi) below; (v) Target’s EBITDA (as adjusted by Borrower which adjustments shall be subject to Agent’s approval) for the most recently ended annual period and the year to date is equal to or greater than Zero Dollars ($0); (vi) Agent shall have received Borrower’s and the Target’s pro forma financial projections, which projections shall demonstrate that Borrower and the Target, on a Consolidated basis, will be in compliance with the provisions of this Loan Agreement, including, but without limitations, Section 8.3 of the Loan Agreement immediately prior to and after the consummation of the proposed acquisition; (vii) prior to the consummation of any such transaction, Agent shall have had the opportunity to audit the books, records and operations of the Target, including, without limitation, the accounts, inventory, machinery and equipment and real estate of the Target, which after the consummation of the proposed acquisition would be included in the Borrowing Base; (viii) Borrower shall have given Agent written notice of any such transaction at least thirty (30) days prior to the consummation of any such transaction; and (ix) prior to the consummation of any such transaction, Borrower shall have delivered to Agent copies of the transaction documents in substantially final form.

     Permitted Holders — means (i) Purchaser, (ii) any Purchaser Members, (iii) EGI, (iv) Triyar Capital, LLC, a Delaware limited liability company, and (v) any of their respective Affiliates that is Controlled by or under common Control with any Person listed in items (i), (ii), (iii) or (iv) or any “Permitted Holder” as defined in the Senior Subordinated Note Documents.

     Permitted Liens — any Lien of a kind specified in Subsection 8.2.5 of the Agreement.

     Permitted Purchase Money Indebtedness — Purchase Money Indebtedness of Borrower incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of Borrower at the time outstanding, does not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000). For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

     Permitted Transactions – (i) transactions entered into in connection with the Tender Offer including the payment of severance and other amounts owing under employment agreements or arrangement, and payment of fees, costs and expenses; (ii) transactions expressly permitted under this Agreement; and (iii) payment of reasonable fees of directors.

     Person — an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

     Plan — an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

     Pledge Agreement — the Stock Pledge Agreement executed by Parent on or about the Original Closing Date in favor of Agent for its benefit and the ratable benefit of Lenders, as such Stock Pledge Agreement has been or will be amended from time to time.

     Pledge Agreement (Subsidiary) — the Stock Pledge Agreement executed by Borrower and the Original Closing Date in favor of Agent for its benefit and the ratable benefit of Lenders, as such Stock Pledge Agreement has been or will be amended from time to time.

     Product Obligations — every obligation of Borrower under and in respect of any one or more of the following types of services or facilities extended to Borrower by Bank, Agent, any Lender or any Affiliate of Bank or Agent: (i) credit cards, (ii) cash management or related services including the automatic clearing house transfer of funds for the account of Borrower pursuant to agreement or overdraft, (iii) cash management, including controlled disbursement services and (iv) Derivative Obligations.

     Projections — Borrower’s forecasted Consolidated and consolidating (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) capitalization statements, all prepared on a consistent basis with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

     Property — any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     Purchase Money Indebtedness — means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

     Purchase Money Lien — a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

     Purchaser – Storage Acquisition Company, L.L.C., a Delaware limited liability company.

     Purchaser Members – EGI-Fund (02-04) Investors, L.L.C., a Delaware limited liability company, Triyar Storage Investment Company, LLC, Joseph Gantz, and Walnut Investment Partners, L.P., a Delaware limited partnership.

     Qualified Assignee — any of (a) Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor and (b) any commercial bank, savings and loan association or savings bank or any entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, in each case, which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes. The foregoing notwithstanding, no Person shall be a Qualified Assignee if (a) such Person is determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser or (b) a Direct Competitor or the owner of an Affiliate of a Direct Competitor. As used in this definition of Qualified Assignee, “Direct Competitor” means a Person or entity that engages, as one of its businesses, in the design, importation, manufacturing, sale, promotion or distribution of products produced, sold, or distributed by Borrower and its Subsidiaries or products of the same type or category which are competitive with such products.

     Real Property Percentage — as of any date, the percentage equal to (x) one hundred percent (100%) minus the percentage obtained by dividing the number of full calendar months elapsed since the Closing Date by one hundred twenty (120).

     Real Property Ratio — a ratio, expressed as a fraction, the numerator of which is the Net Real Estate Appraised Value and the denominator of which is the sum of the Net Equipment Appraised Value plus the Net Real Estate Appraised Value.

     Reappraisal — a reappraisal of Borrower’s Equipment and Real Property conducted within the period from November 1, 2004 and the Closing Date in form and substance reasonably acceptable to Agent and conducted by an appraisal firm reasonably acceptable to Agent.

     Rentals — as defined in Subsection 8.2.13 of the Agreement.

     Reportable Event — any of the events set forth in Section 4043(b) of ERISA.

     Required Lenders — as of any date, the Lenders with more than fifty percent (50%) of the aggregate principal amount of the Revolving Loan Commitments; provided, that if any time there are two or fewer Lenders, Required Lenders shall mean all Lenders; and provided, further, that if there are three Lenders, Required Lenders shall mean any two Lenders with more than fifty percent (50%) of the aggregate principal amount of the Revolving Loan Commitments.

     Reserve Percentage — the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

     Restricted Investment — any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

          (i) investments in one or more Subsidiaries of Borrower to the extent existing on the Closing Date;

          (ii) Property to be used in the ordinary course of business;

          (iii) Current Assets arising from the sale of goods and services in the ordinary course of business of Borrower and its Subsidiaries;

          (iv) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one (1) year from the date of acquisition thereof;

          (v) investments in certificates of deposit maturing within one (1) year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $100,000,000;

          (vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof; and

          (vii) Product Obligations.

     Revolving Credit Commitments — as defined in Subsection 1.1.1 of the Agreement.

     Revolving Credit Loan — a Loan made by Lenders as provided in Section 1.1 of the Agreement.

     Revolving Credit Note — the Revolving Credit Notes to be executed by Borrower on or about the Closing Date in favor of each Lender to evidence the Revolving Credit Loan, which shall be in the form of Exhibit 1.1.1 to the Agreement.

     Revolving Credit Percentage — as defined in Subsection 1.1.1 of the Agreement.

     Schedule of Accounts — as defined in Subsection 6.2.1 of the Agreement.

     Security — shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

     Security Documents — the Guaranty Agreement, the Mortgages, any new Mortgage, the Patent Security Agreement, the Pledge Agreement, the Pledge Agreement (Subsidiary), the Trademark Security Agreement and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

     Senior Subordinated Notes — those certain subordinated promissory notes dated on or about May 14, 1998, in the original aggregate principal amount of One Hundred Twenty-Five Million Dollars ($125,000,000) executed by Borrower in favor of the holders thereof.

     Senior Subordinated Note Documents — that certain Indenture dated on or about May 14, 1998 by and among Parent, the subsidiary signatories thereto (including, without limitation, Borrower) and LaSalle National Bank, predecessor to HSBC Bank, USA, as Trustee, the Senior Subordinated Notes and all schedules, exhibits and other documents and agreements executed and/or delivered in connection therewith.

     Solvent — as to any Person, that such Person (i) owns Property (including, without limitation, goodwill) whose fair saleable value (on a going concern basis) is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

     Subordinated Debt — Indebtedness of Borrower that is subordinated to the Obligations in a manner satisfactory to Agent.

     Subsidiary — any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

     Tax — in relation to any LIBOR Advance and the applicable LIBOR, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required by any Legal Requirement (i) to be paid by Agent or any Lender and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by Borrower to Agent or any Lender; provided, that the term “Tax” shall not include any taxes imposed upon the net income of Agent or any Lender.

     Tender Offer — the tender offer as contemplated by the Acquisition Agreement, dated as of October 28, 2004 by and between Parent and Purchaser.

     Termination Date — the date on which the Agreement has been terminated in accordance with Section 4.

     Total Credit Facility — Sixty Million Dollars ($60,000,000).

     Trademark Security Agreement — the Trademark and License Security Agreement executed by Borrower on or about the Original Closing Date in favor for Agent for its benefit and the ratable benefit of Lenders, as such Trademark and License Agreement has been or will be amended from time to time.

     Type of Organization — with respect to Borrower, the kind or type of entity by which Borrower is organized, such as a corporation or limited liability company.

     UCC — the Uniform Commercial Code as in effect in the State of Illinois on the date of this Agreement, as the UCC may be amended or otherwise modified, including by the UCC Revisions.

     UCC Revisions — the revisions to Article 9 and other Articles of the Uniform Commercial Code, as adopted by the State of Illinois, effective July 1, 2001.

     Voting Stock — Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

     Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

LIST OF EXHIBITS

Exhibit 1.1.1	Form of Amended and Restated Revolving Credit Note

Exhibit 6.1.1	Borrower’s and each Subsidiary’s Business Locations

Exhibit 7.1.1	Jurisdictions in which Borrower and each Subsidiary is Authorized to do Business

Exhibit 7.1.4	Capital Structure of Borrower

Exhibit 7.1.5	Corporate Names

Exhibit 7.1.14	Tax Identification Numbers of Subsidiaries

Exhibit 7.1.16	Patents, Trademarks, Copyrights and Licenses

Exhibit 7.1.19	Contracts Restricting Borrower’s Right to Incur Debts

Exhibit 7.1.20	Litigation

Exhibit 7.1.22(a)	Capitalized Leases

Exhibit 7.1.22(b)	Operating Leases

Exhibit 7.1.23	Pension Plans

Exhibit 7.1.25	Labor Contracts

Exhibit 8.1.3	Compliance Certificate

Exhibit 8.1.4	Form of Borrowing Base Certificate

Exhibit 8.2.3	Other Indebtedness

Exhibit 8.2.5	Permitted Liens

Exhibit 8.3	Financial Covenants

Exhibit 12.3(ii)	Assignment and Acceptance Agreement

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